EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

AMONG

VitalStream Holdings, Inc.,

VitalStream Advertising Solutions, Inc.

AND

EON Streams, Inc.

May 19, 2006

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of May ___, 2006, by and among VitalStream Holdings, Inc., a Nevada corporation (“Holdings”), VitalStream Advertising Solutions, Inc., a Nevada corporation (the “Buyer”; collectively with Holdings, the “Buying Parties’), EON Streams, Inc., a Tennessee corporation (“Seller”) and Thomas Skelton, an individual, Stephen Newman, an individual and Susan Seagraves, an individual (Messrs. Skelton and Newman and Ms. Seagraves, the “Principal Stockholders”). The Buying Parties, the Seller and the Principal Stockholders are referred to collectively herein as the “Parties” and individually as a “Party”

RECITALS

A. Seller is in the business of providing Internet streaming, support and related services (the “Business”).

B. Seller desires to sell substantially all of the assets and certain liabilities related to the Business to Buyer, and Buyer desires to purchase such assets and assume such liabilities from Seller, in exchange for consideration set forth herein, all upon the terms and subject to the conditions of this Agreement.

C. Seller and the Buying Parties are willing to make certain representations, warranties, covenants and agreements in connection with such sale and purchase.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Liabilities” has the meaning set forth in Section 2(b)(i)(A) below.

“Acquired Assets” means all right, title, and interest in and to all of the assets owned or used by Seller other than an Unassigned Asset, including, without limitation, all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as computers, servers, racks, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, and replacement parts), (c) Intellectual Property (including without limitation that names “EON Streams” and “EONStreams” and associated marks), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) rights and benefits under leases, subleases, and rights thereunder,

(e) rights and benefits under Acquired Contracts, agreements, contracts, indentures, mortgages, instruments, Encumbrances, guaranties, other similar arrangements, and rights thereunder, (f) accounts receivable, notes under which Seller is the payee, and other receivables, (g) securities (such as the capital stock in its Subsidiaries), (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (j) books, records, ledgers, files, documents, correspondence, lists, plats, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; provided, however, that the Acquired Assets shall not include any of the foregoing to the extent expressly included in the Excluded Assets.

"Acquired Contracts" means all rights and benefits under all contracts, leases, accounts receivable, licenses and other agreements or arrangements of Seller other than any aspect of the foregoing included as part of the Excluded Assets or the Excluded Liabilities; notwithstanding the foregoing, Acquired Contracts shall not include any contracts, leases, accounts receivable, licenses, instruments and other agreements or arrangements that are not listed on Section 4(o) of Seller Disclosure Schedule and identified as Acquired Contracts unless such contracts, leases, accounts receivable, licenses, instruments and other agreements or arrangements were required to be listed on Section 4(o) of Seller Disclosure Schedule and the Buyer delivers, in its discretion, written notice to Seller stating that such contract, lease, accounts receivable, license, instrument or other agreement or arrangement shall be included among the Acquired Contracts.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Regulation 12B promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Assumed Liabilities” has the meaning set forth in Section 2(b)(i).

“Authorized Buyer Party” shall mean any of Jack Waterman, CEO of Holdings, Philip N. Kaplan, Chief Operating Officer, President of Holdings, Mark Z. Belzowski, Chief Financial Officer and Treasurer of Holdings, or Arturo Sida, Chief Legal Officer and Secretary of Holdings.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

“Business” has the meaning set forth in the recitals above.

“Business Day” has the meaning set forth in Section 11(g).

“Buyer” has the meaning set forth in the preface above.

“Buying Parties” has the meaning set forth in the preface above.

“Buying Parties Group” has the meaning set forth in Section 10(b).

“Cancellation and Service Credit Obligations” has the meaning set for in Section 2(b)(i)(D) below.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Clear Channel Claim” shall mean any claims based upon, related to or arising in connection with the facts or circumstances as reflected in a case styled “Eon Streams, Inc. v. Clear Channel Communications, Inc.” pending in the United States District Court, Eastern District of Tennessee in Knoxville, Tennessee (Civil Action No. 3:05-CV-578).

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2(b)(i)(B) below.

“Closing Date” has the meaning set forth in Section 2(e) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, and the requirements of any analogous state health care continuation laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information regarding the business and affairs of Seller and its Subsidiaries or Holdings and its Subsidiaries that is not generally available to the public on the date in question and that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, any Person. Information that may be included in Confidential Information includes matters of a technical nature (including Intellectual Property, know-how, computer programs, software, patented as unpatented technology, source-code, accounting methods, and documentation), matters of a business nature (such as information about contract forms, costs, profits, employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above.

“Controlled Group” has the meaning set forth in Code Section 1563.

“Disclosure Document” has the meaning set forth in Section 3(d)(i).

“Employment Agreements” has the meaning set forth in Section 7(a)(viii).

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance” shall mean any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

"Escrow Agent" has the meaning set forth in the Escrow Agreement.

"Escrow Agreement" means the Escrow Agreement, dated as of the Closing Date, by and among Holdings, the Buyer, Seller and the Escrow Agent in the form of Exhibit A attached hereto, as amended, modified, restated, superseded or replaced from time to time.

“Escrow Shares” has the meaning set forth in Section 2(c)(iii).

“Excluded Assets” means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (ii) any of the rights of Seller under this Agreement, any Transaction Document, any side agreement between Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement, (iii) the Clear Channel Claim, (v) Cash and (vi) the assets listed on Exhibit B attached hereto.

“Excluded Liabilities” shall have the meaning set forth in Section 2(b)(ii).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 4(g) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Holdings Common Stock” means the common stock, $.001 par value, of Holdings.

“Holdings” has the meaning set forth in the preface above.

“Holdings’ knowledge” is applicable to certain of those warranties and representations set forth in Section 5 of this Agreement or elsewhere in this Agreement, which are subject to the qualification “to Holdings’ knowledge” or “to the knowledge of Holdings,” or otherwise limited to matters “known” to Holdings. Holdings will be deemed to have "knowledge" of a matter if any Authorized Officer has actual knowledge of the matter after making reasonable inquiry and reasonable diligence with respect to the matter in question.

“Holdings Material Adverse Effect” shall mean an effect or effects which, individually or in the aggregate is materially adverse to the business, financial condition, assets, or operations of Holdings and its Subsidiaries, taken as a whole.

“Indemnified Party” has the meaning set forth in Section 10(c) below.

“Indemnifying Party” has the meaning set forth in Section 10(c) below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, including the trade names of Seller (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source code, and related documentation), (g) all other proprietary rights, and (h) all copies and embodiments thereof (in whatever form or medium).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Limited Accounts” shall mean Accrued Liabilities, Cancellation and Service Credit Obligations, and Prepaid Accounts.

“Market Price” means, with respect to the Holdings Common Stock, the average of the closing price, as reported by the principal United States market for the Holdings Common Stock, of the Holdings Common Stock on the twenty (20) trading days preceding the date of determination.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(g) below.

“Most Recent Form 10-K” has the meaning set forth in Section 3(d)(i) below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Open Source Materials” has the meaning set forth in Section 4(m) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the respective meanings set forth in the preface above.

“Person” means an individual, a partnership, a limited liability company, limited partnership, a limited liability partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Permitted Encumbrances” means (a) liens of current taxes and assessments not yet delinquent, and (b) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen, landlords and the like.

“Prepaid Accounts” shall have the meaning set forth in Section 2(b)(i)(E) below.

“Prepaid Accounts Cap” has the meaning set forth in Section (2)(c)(iv) below.

“Principal Stockholders” has the meaning set forth in the preamble of this Agreement.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Projected Balance Sheet” has the meaning set forth in Section 2(d).

“Purchase Price” has the meaning set forth in Section 2(c) below.

“Purchase Shares” has the meaning set forth in Section 2(c) below.

“Quest and Clear Channel Liabilities” means all Liabilities of any kind related to the Quest Claim or the Clear Channel Claim, including, without limitation, any attorneys fees, costs or other expenses incurred with respect to the period preceding Closing.

“Quest Claim” shall mean shall mean any claims based upon, related to or arising in connection with the facts or circumstances that caused the entry to be made of the liability identified on the Closing Date Balance Sheet as the “Old BellSouth/Quest Payable” and is reflected in the case styled “Quest Communications Corporation, Inc. v. EON Streams, Inc. pending in Chancery Court, Knox County, Tennessee (Docket Number 160386-2).

“Reviewed Closing Date Balance Sheet” has the meaning set forth in Section 2(d)(i)

“SEC Filings” has the meaning set forth in Section 3(d)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble of this Agreement; however, unless otherwise required by the context, “Seller” shall include Seller and its Subsidiaries.

“Seller Disclosure Schedule” has the meaning set forth in Section 4 below.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Material Adverse Effect” shall mean an effect or effects which, individually or in the aggregate is materially adverse to the business, financial condition, assets, or operations of Seller and its Subsidiaries, taken as a whole.

“Seller’s knowledge” is applicable to certain of those warranties and representations set forth in Section 4 of this Agreement or elsewhere in this Agreement, which are subject to the qualification “to Seller’s knowledge” or “to the knowledge of Seller,” or otherwise limited to matters “known” to Seller. Seller will be deemed to have "knowledge" of a matter if any officer of Seller, including without limitation, Stephen W. Newman and Kevin Woods, has actual knowledge of the matter after making reasonable inquiry and reasonable diligence with respect to the matter in question.

“Seller Long-Term Debt” has the meaning set forth in Section 2(b)(i)(B).

“Seller’s Representative” means Thomas Skelton.

“Selling Parties Group” has the meaning set forth in Section 10(b)(ii).

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) previously owned, or currently owns, or subsequently acquires a majority of the equity interest or previously had, or currently has, or subsequently acquires the power to vote or direct the voting of sufficient securities to elect a majority of the directors or, with respect to an entity other than a corporation, the governing body most similar to a board of directors.

“Service Level Agreements” means those agreements between Seller or its Subsidiaries and its customers governing such customer relationship.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, any report on Schedule K-1 (Form 1041) and similar state or local reports of equity owner’s shares of income, deductions, etc.

“Third Party Claim” has the meaning set forth in Section 10(c)(i) below.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements, the Bill of Sale, the Assignment and Assumption of Acquired Contracts, the Assignment of Intellectual Property, Assignment of Patents and any other document, schedule, letter, certificate or agreement attached hereto as an Exhibit or delivered pursuant to this Agreement or in connection with the transactions described herein.

“Unassigned Asset” means anything that would be an Acquired Contract or other Acquired Asset (including any claim, contract, commitment, sales order or purchase order or any right or any benefit arising thereunder or resulting therefrom) except for the fact that an attempted transfer or assignment thereof without the consent of any other Person would constitute a breach of such Acquired Contract (or the agreement governing use of such Acquired Asset) or adversely affect the rights to be transferred or assigned; provided however, at the time the required consent of the other Person is obtained, such Unassigned Asset shall immediately and automatically become, as applicable, an Acquired Asset and/or Acquired Contract.

“VitalStream Disclosure Schedule” has the meaning set forth in Section 5 below.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (WARN), as amended.

2. Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b) Assumption/Exclusion of Liabilities.

(i) Assumed Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, the Buyer will assume and agree to pay, defend, discharge and perform as and when due the following liabilities and obligations of Seller (the “Assumed Liabilities”):

(A) all trade payables and other current liabilities listed in Section 4(q)(ii) of the Seller Disclosure Schedule, excluding any Quest and Clear Channel Liabilities (the “Accrued Liabilities”), but in no case shall the amounts assumed exceed the amounts listed thereon for each individual account nor the aggregate amount listed thereon for all such liabilities and obligations;

(B) all long-term debt reflected on the balance of the Company dated as of the date hereof (the “Closing Date Balance Sheet”) delivered to the Buying Parties on the date hereof and included in Section 2(b)(i) of the Seller Disclosure Schedule, excluding any Quest and Clear Channel Liabilities (the “Seller Long-Term Debt”), but in no case shall the amount of the Seller Long-Term Debt exceed the amount of long-term debt identified as an Assumed Liability on the Closing Date Balance Sheet for each individual item nor the aggregate amount identified thereon for all such liabilities and obligations;

(C) the liabilities and obligations under the Acquired Contracts arising or accruing after the Closing Date but only to the extent that Seller’s rights and benefits under such Acquired Contracts have been or will be validly assigned to Buyer pursuant to this Agreement;

(D) the obligations to provide cash or future services to past or current customers on account of such customers having cancelled service or otherwise being entitled to a service credit that are listed on Schedule 4(p)(iii) (the “Cancellation and Service Credit Obligations”); and

(E) the obligations to provide services for which customers have prepaid in the amount and of the type that are listed on Schedule 4(p) (iv) of Seller Disclosure Schedule (the “Prepaid Accounts”).

(ii) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or be liable for any of the following liabilities or obligations of Seller (the “Excluded Liabilities”), and none of the following liabilities or obligations will be Assumed Liabilities for purposes of this Agreement:

(A) any of Seller’s Liabilities or obligations under this Agreement or any other Transaction Document;

(B) any of Seller’s Liabilities or obligations for expenses, income taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and brokers’ fees;

(C) any of Seller’s Liabilities or obligations arising by reason of any violation or alleged violation by Seller, its agents or affiliates of any federal, state, local or foreign law or any requirement of any governmental authority or by reason of any breach or alleged breach by Seller, its agents or affiliates of any agreement, contract, lease, commitment, instrument, judgment, order or decree (regardless of when any such violation or breach is asserted or alleged to have occurred);

(D) any Liabilities and obligations of Seller for product liability claims (including, without limitation, claims for destruction of property, personal injury or death), negligent or nonconforming service claims and related lawsuits (i) arising on or prior to the Closing Date or (ii) arising after the Closing Date with respect to products that became finished goods prior to the Closing Date or with respect to services rendered prior to the Closing Date (without regard to the date of any alleged accident);

(E) any Liability or obligation against which Seller is insured or otherwise indemnified;

(F) any Liability or obligation of Seller for the payment of dividends or the repurchase or other acquisition of any shares of its capital stock;

(G) any Liability or obligation of Seller to any Affiliate or former Affiliate of Seller;

(H) any Quest and Clear Channel Liability;

(I) any Liability or obligation of Seller under any Acquired Contract arising on or before the Closing Date;

(J) the $30,000 retention bonus agreed to by Seller;

(K)  except to the extent that the Buyer receives, pursuant to Section 9(h) below all benefits with respect with an Unassigned Asset, any Liability arising out of or with respect to such Unassigned Asset; and

(L) any other Liability or obligation of Seller not expressly assumed by Buyer under Section 2(b) (i) above.

(iii) On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability not included within the definition of Assumed Liabilities.

(c) Consideration Provided by Buyer for Acquired Assets. Subject to the terms and conditions of this Agreement, as total consideration for the Acquired Assets (the “Purchase Price”), at the Closing:

(i) Holdings agrees to issue to Seller, and deliver to Seller, or the Escrow Agent as provided in Section 2(c)(ii) below, with such legends and other restrictions as are described in Section 2(g), at the Closing, One Million Seven Hundred Forty-Seven Thousand Three Hundred Twelve (1,747,312) shares of Holdings Common Stock (the “Purchase Shares”) (which number of shares was calculated based on a purchase price of $17,001,345 divided by a price per share of $9.73).

(ii) Holdings agrees that if the closing price per share of Holdings Common Stock on the last trading day before the Closing Date is below $9.73 per share, the amount of the Purchase Price (and the number of Purchase Shares) shall be adjusted at Closing such that Holdings will issue to Seller such additional amount of shares equal to 50% of the amount derived from dividing the amount of the diminution in value of the Purchase Shares by the trading price per share that is below $9.73, represented by the following formula:

X = (1,747,312) ($9.73 - Y) ÷ Y •½

Based on the variables below:
Original Number of Shares	=	1,747,312
Original Price P/Share	=	$9.73
Trading Price P/Share below $9.73	=	Y
Additional Number of Shares	=	X
(iii) Holdings agrees to transmit to the Escrow Agent, to be held subject to the terms and conditions of the Escrow Agreement, Two Hundred Sixty-Two Thousand Ninety-Seven (262,097) of the Purchase Shares (the “Escrow Shares”). The Escrow Shares shall be available to satisfy any amounts owed by Seller or the Principal Stockholders to the Buying Parties pursuant to Section 10 of this Agreement or Section 2(d) below, subject to the terms of this Agreement and the Escrow Agreement. Any portion of the Escrow Shares not used to offset Adverse Consequences as specified in Section 10 below or post-Closing adjustments as specified in Section 2(d) below (or reserved with respect to claimed losses related to litigation pending or threatened in writing) shall be released by the Escrow Agent to Seller as provided in the Escrow Agreement.

(d) Post-Closing Adjustments to the Purchase Price.

(i) Attached hereto as Exhibit K is a balance sheet which represents Seller’s good faith estimate of its assets, liabilities and stockholders equity as of the Closing Date (the “Projected Balance Sheet”), which Projected Balance Sheet is marked (A) to distinguish assets that Seller acknowledges are Acquired Assets from assets that Seller believes are not Acquired Assets, and (B) to distinguish liabilities that Seller believes are Assumed Liabilities from liabilities that Sellers acknowledges are not Assumed Liabilities. During the sixty-day (60-day) period following the Closing, Buyer shall modify the Projected Balance Sheet to produce a balance sheet dated as of the Closing Date (the “Reviewed Closing Date Balance Sheet”) reflecting all changes required by GAAP and by information obtained by it subsequent to the Closing, which Closing Date Balance Sheet shall, at the Buyer’s expense, at a minimum be reviewed by Rose Snyder & Jacobs.

(ii) To the extent that (A) the difference between the book value of the current assets included in the Acquired Assets, less the book value of the Assumed Liabilities, in each case as reflected on the Projected Balance Sheet, exceeds (B) the difference between the book value of the current assets included in the Acquired Assets, less the book value of the Assumed Liabilities, in each case as reflected on the Reviewed Closing Date Balance Sheet, the Purchase Price shall be reduced by the amount of such excess. For purposes of this subsection (ii), (A) will be deemed to exceed (B) if: (X) the difference calculated in (A) is a smaller negative number than the difference calculated in (B), (Y) the difference calculated in (A) is a larger positive number than the difference calculated in (B), or (Z) the difference calculated in (A) is a positive number and the difference calculated in (B) is a negative number. Any reductions to the Purchase Price pursuant to this Section 2(d)(ii) shall be payable out of the Escrow Shares using the Market Price as of the Closing Date.

(iii) Seller and the Buyer shall use their reasonable best efforts to mutually agree upon the amount of any adjustment under Section 2(d)(ii) not later than the later to occur of the date that is (a) sixty (60) days following the Closing, or (b) thirty (30) days following Buyer’s delivery to Seller of the Reviewed Closing Date Balance Sheet, after which date, if agreement has not been reached, either may initiate a legal action in order to have a court determine the amount of the adjustment.

(e) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holdings in Irvine, California commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date and time as the Parties may mutually determine (the “Closing Date”). The parties shall use commercially reasonable efforts to cause the Closing to occur on the date hereof.

(f) Deliveries at the Closing. At the Closing, (i) Seller will deliver to the Buyer (or cause its Affiliates to deliver to Buyer) the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7(b) below; and (iii); the Buyer will deliver to Seller and/or the Escrow Agent the consideration specified in Section 2(c) above.

(g) Legends. Each Purchase Share will be imprinted with a legend substantially in the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT."

In the absence of a registration statement covering the transfer of a Purchase Share, Holdings must be furnished with a written opinion reasonably satisfactory to Holdings in form and substance from counsel reasonably satisfactory to Holdings to the effect that the holder may transfer the Purchase Share as desired without registration under the Securities Act. VitalStream agrees to permit its counsel to deliver such opinions in accordance with its then-current policy on Rule 144 opinions, subject to receipt of its standard reimbursement for such any opinion (currently $500 per opinion). The foregoing notwithstanding, the Purchase Shares and Seller’s rights to receive distributions of Escrow Shares under the Escrow Agreement may be transferred, to the extent permitted by Section 9(e), to Seller’s stockholders or a trust or other entity established for the benefit of such shareholders upon presentation of documentation showing that the transfer represents a distribution in accordance with equity interests and not for consideration.

(h) Tax Free Reorganization. The transactions contemplated by this Agreement are being undertaken as part of a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-1(c) pursuant to which Seller will (i) transfer substantially all of its assets solely in exchange for the Purchase Shares and assumption by Buyer of certain Seller liabilities; and (ii) distribute the Purchase Shares to Seller’s shareholders. As such, the transactions contemplated hereunder are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code. Neither Holdings nor Buyer, however, makes any representation or warranty that the subject transactions will so qualify.

3. Investment Representations of Seller. Seller represents and warrants to the Buying Parties that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement).

(a) Experience and Status. Seller is an “accredited investor,” as defined in Rule 501(a) under the Securities Act, for the reason that all of its stockholders are individually “accredited investors,” as defined in Rule 501(a) under the Securities Act. Seller an is sophisticated and experienced in evaluating technology companies such as Holdings, is able (alone or with its advisors) to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of his prospective investment in Holdings, and has the ability to bear the economic risks of the investment.

(b) Investment. Seller is acquiring the Purchase Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof (other than a distribution to its shareholders in accordance with Section 2(c) hereof). Seller understands that the Purchase Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Purchase Shares. Seller understands and acknowledges that the offering of the Purchase Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

(c) Rule 144. Seller acknowledges that the Purchase Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Seller covenants that, in the absence of an effective registration statement covering the stock in question, Seller will sell, transfer, or otherwise dispose of the Purchase Shares only in a manner consistent with Section 2(g).

(d) Access to Data/Representations.

(i) Seller acknowledges and represents that in making the decision to acquire the Purchase Shares, it has relied solely upon (A) representations and warranties of the Buying Parties contained in this Agreement and the other Transaction Documents, (B) written information provided by Holdings or Buyer directly to Seller, (C) information contained in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Holdings with the Securities and Exchange Commission and all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by Holdings since January 1, 2006 with the Securities and Exchange Commission (collectively, the “SEC Filings”), and (D) information regarding the Buying Parties set forth in, or incorporated by reference into, the Disclosure Document / Information Statement for Asset Purchase Agreement delivered by Holdings to Seller and the stockholders of Seller (the “Disclosure Document”).

(ii) Seller represents and affirms that none of the following information has ever been represented, guaranteed or warranted to it or any of its officers, employees or agents, expressly or by implication, by any Person: (i) the approximate or exact length of time that it will be required to remain a security holder of Holdings; (ii) the percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of an investment in Holdings; or (iii) the possibility that the past performance or experience on the part of Holdings or any affiliate, or any officer, director, employee or agent of the foregoing, might in any way indicate or predict the results of ownership of any of the Purchase Shares or the potential success of Holdings’ operations.

(e) Legends. Seller understands that the certificates evidencing the Purchase Shares will bear a legend substantially in the form set forth in Section 2(g), together with any other legends required by applicable state securities laws, and will be subject to the restrictions set forth in Section 2(g).

(f) Place of Business/Residence. Seller’s principal office is located in the State of Tennessee, and Seller has received all offers, copies of the Transaction Documents and other materials regarding the Buying Parties in the State of Tennessee. Section 3(f) of the Seller Disclosure Schedule contains a true, correct and complete list of all stockholders of Seller and includes the address(es) for each stockholder to which the Disclosure Document and all other information regarding the transactions contemplated by this Agreement were delivered.

4. Representations and Warranties of Seller. Seller and each of the Principal Stockholders represent and warrant to the Buying Parties that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section), except as set forth in the disclosure schedule delivered by Seller in connection with the Agreement (the “Seller Disclosure Schedule”). Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 4. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(a) Organization of Seller. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller is duly qualified as a foreign corporation and is in good standing in the states and provinces listed on Section 4(a) of Seller Disclosure Schedule, which are the only jurisdictions in which such qualification is necessary or required under applicable law as a result of the conduct of Seller’s business or the ownership of its properties. Prior to the execution of this Agreement, Seller has delivered to Holdings true and complete copies of its Certificate of Incorporation and Bylaws as currently in effect on the date hereof.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and other Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of Seller have duly authorized the execution, delivery, and performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller. This Agreement and the other Transaction Documents to which Seller is a party, assuming the due authorization, execution and delivery hereof and thereof by the Buying Parties party hereto and thereto, constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting or relating to the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c) Noncontravention. Neither the execution and the delivery of this Agreement nor any of the other Transaction Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller and its Subsidiaries is subject or any provision of the charter or bylaws of any of Seller and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Seller and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, including any Acquired Contract (or result in the imposition of any Encumbrance upon any of its assets). None of Seller and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or any other Transaction Documents to which Seller is a party (including the assignments and assumptions referred to in Section 2 above). Except as set forth in Section 4(c) of the Disclosure Schedule (as delivered at Closing), there will be no Unassigned Assets immediately following Closing.

(d) Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. None of the Subsidiaries of Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets; Sufficiency of Assets. Seller and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Encumbrance or restriction on transfer, and, at the Closing, will convey to the Buyer good and marketable title to all of the Acquired Assets, free and clear of any Encumbrance or restriction on transfer. The Acquired Assets include all properties and assets (tangible and intangible) relating to, used in connection with, or necessary or useful in, the operation or conduct by Seller of its Business as presently conducted and as presently proposed to be conducted.

(f) Capitalization and Subsidiaries.

(i) Capitalization. The authorized capital stock of Seller consists of 50,000,000 shares of no par value common stock and 1,043,922 shares of no par value preferred stock. There are issued and outstanding 8,163,001 shares of common stock of Seller and 1,043,922 issued and outstanding shares of preferred stock of Seller, which shares of stock have been issued to, and are held beneficially and of record by, the Persons and in the amounts listed Section 4(f)(i) of Seller Disclosure Schedule. Except for the foregoing, there are no shares of capital stock outstanding. All of the issued and outstanding shares of capital stock of Seller have been duly authorized and are validly issued, fully paid, and nonassessable and not subject to any restriction or purchase right or forfeiture provision (other than arising under governing securities laws). Except for the stock options listed in Section 4(f)(i) of the Seller Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, preemptive rights conversion rights, exchange rights, or other contracts or commitments to which Seller is a party or by which it is bound that could require Seller to sell, transfer, or otherwise dispose of any shares of capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Seller. The minute books and other records books of Seller are correct and complete. Seller is not in default under or in violation of any provision of its organizational documents.

(ii) Subsidiaries. Section 4(f)(ii) of Seller Disclosure Schedule sets forth for each Subsidiary of Seller (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Subsidiary of Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Subsidiary of Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each Subsidiary of Seller (as amended to date). All of the issued and outstanding shares of capital stock of each Subsidiary of Seller have been duly authorized and are validly issued, fully paid, and nonassessable. Seller holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Seller, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Seller and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Seller to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Seller. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Subsidiary of Seller are correct and complete. None of the Subsidiaries of Seller is in default under or in violation of any provision of its charter or bylaws. None of Seller or its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Seller.

(g) Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2005 (the “Most Recent Fiscal Year End”) and December 31, 2004 for Seller and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the three months ended March 31, 2006 (the “Most Recent Fiscal Month End”) for Seller and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller and its Subsidiaries as of such dates and the results of operations of Seller and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Seller and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. All services or amounts owed with respect to the Limited Accounts and the Seller Long-Term Debt were incurred in the Ordinary Course of Business, and none of the parties other than Seller owed/owing with respect to the Limited Accounts are Affiliates of Seller.

(h) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of Seller and its Subsidiaries. Without limiting the generality of the foregoing, since that date:

(i) none of Seller and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) none of Seller and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $20,000 in the aggregate throughout its term or outside the Ordinary Course of Business;

(iii) no party (including any of Seller and its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $20,000 in the aggregate throughout its term to which any of Seller and its Subsidiaries is a party or by which any of them is bound;

(iv) none of Seller and its Subsidiaries has imposed, or permitted the imposition of, any Encumbrance upon any of its assets, tangible or intangible;

(v) none of Seller and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the Ordinary Course of Business;

(vi) none of Seller and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the Ordinary Course of Business;

(vii) none of Seller and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $20,000 singly or in the aggregate;

(viii) none of Seller and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) none of Seller and its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(x) none of Seller and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) there has been no change made or authorized in the charter or bylaws of any of Seller and its Subsidiaries;

(xii) none of Seller and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) none of Seller and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) none of Seller and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) none of Seller and its Subsidiaries has experienced any loss as a result of fraud, theft, conversion, embezzlement or other crime pertaining to the unlawful use or possession of another’s property;

(xvi) none of Seller and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, or employees (other than the payment of salary in the Ordinary Course of Business);

(xvii) except for Seller’s agreement to pay a retention bonus in the amount of $30,000 to one of Seller’s employee’s, none of Seller and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(xviii) none of Seller and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers and employees;

(xix) none of Seller and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xx) none of Seller and its Subsidiaries has made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

(xxi) none of Seller and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxii) none of Seller and its Subsidiaries has paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

(xxiii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of Seller and its Subsidiaries;

(xxiv) any material change in contingent obligations of Seller or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise; and

(xxv) none of Seller and its Subsidiaries has committed to any of the foregoing.

(i) Undisclosed Liabilities; Limited Liabilities. None of Seller and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (A) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) Liabilities which do not exceed $25,000 in the aggregate and have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). The aggregate value of the Limited Accounts does not exceed the amount(s) set forth in the Seller Disclosure Schedule.

(j) Legal Compliance. Each of Seller, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) Each of Seller and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of Seller and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 4(k) of the Seller Disclosure Schedule, none of Seller and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Seller and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any of Seller and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Each of Seller and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No Principal Stockholder, director, or officer (or employee responsible for Tax matters) of any of Seller and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of Seller and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Principal Stockholders and the directors and officers (and employees responsible for Tax matters) of Seller and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Section 3(k) of Seller Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Seller and its Subsidiaries for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Seller and its Subsidiaries since December 31, 2001.

(iv) None of Seller and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The unpaid Taxes of Seller and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and its Subsidiaries in filing their Tax Returns.

(vi) None of Seller and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of Seller and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of Seller and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Seller and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of Seller and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of Seller and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or a group of affiliated or related corporations filing consolidated, combined or unitary state, local or foreign income Tax Returns (other than a group the common parent of which was Seller) or (B) has any Liability for the Taxes of any Person (other than any of Seller and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Seller does not own, and since January 1, 2001 has not owned any equity interest in any partnership, limited partnership, limited liability company, trust, or other entity (excluding the Subsidiaries) the taxable income of which is allocable to or otherwise reportable on the income Tax Returns of Seller in whole or in part.

(l) Real Property.

(i) Neither Seller nor any of its Subsidiaries owns any real property.

(ii) Section 4(l)(ii) of Seller Disclosure Schedule lists and describes briefly all real property leased or subleased to any of Seller and its Subsidiaries. Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of Seller Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(ii) of Seller Disclosure Schedule:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and by all of the Transaction Documents (including the assignments and assumptions referred to in Section 2 above);

(C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the lease or sublease has repudiated any provision thereof;

(E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

(G)  none of Seller and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(H)  all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(J) no obligation to pay money, absolute or contingent, other than the obligation to pay rent pursuant to the written terms thereof, could arise under these leases and subleases.

(m)  Intellectual Property.

(i) Seller and its Subsidiaries own, or have the right to use pursuant to license, sublicense, agreement, or permission, and the Acquired Assets include, all Intellectual Property used by Seller and its Subsidiaries or necessary or desirable for the operation of the businesses of Seller and its Subsidiaries as presently conducted.  Each item of Intellectual Property owned or used by any of Seller and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Each of Seller and its Subsidiaries has taken all necessary action to maintain and protect their respective rights in each item of Intellectual Property that each of them owns or uses, and the confidentiality of each such item to the extent they own such item, or to the extent they do not own such item, to the extent they are obligated to protect such item’s confidentiality or other rights they may have in such Intellectual Property. Seller has sourced and archived all of the development tools used in the creation and development of the Intellectual Property developed and owned by Seller.

(ii) None of Seller and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Principal Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Seller and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Principal Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Seller and its Subsidiaries.

(iii) Section 4(m)(iii) of Seller Disclosure Schedule identifies each patent, copyright, trademark, service mark or other registration which has been issued to any of Seller and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for a patent, copyright, trademark, service mark or other registration which any of Seller and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of Seller and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to the Buyer correct and complete copies of all such patents, copyrights, trademarks, service marks, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of Seller Disclosure Schedule also identifies each trade name or unregistered trademark used by any of Seller and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of Seller Disclosure Schedule:

(A) Seller and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Encumbrance, license, other restriction, or viable claims of ownership by any Person;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, or other ruling;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Principal Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) none of Seller and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Section 4(m)(iv) of Seller Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of Seller and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission (other than pursuant to a “shrink-wrap” license with an aggregate cost of less than $1,000). Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of Seller Disclosure Schedule~~;~~:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and by the Parties’ performance as required under the other Transaction Documents (including the assignments and assumptions referred to in Section 2 above);

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Principal Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller and its Subsidiaries, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H) none of Seller and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) None of Seller and its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

(vi) None of the Principal Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller and its Subsidiaries has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of Seller and its Subsidiaries.

(vii) Section 4(m)(vii) of Seller Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) material to the business and operation of Seller and its Subsidiaries, and describes the manner in which such Open Source Materials are or were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified or distributed by Seller and its Subsidiaries). Neither Seller nor any of its Subsidiaries has (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Intellectual Property of Seller or any of its Subsidiaries or any of their products, (B) distributed Open Source Materials in conjunction with any of the Intellectual Property or products of Seller or its Subsidiaries, or (C) used Open Source Materials that create, or purport to create, obligations for Seller and its Subsidiaries with respect to the Intellectual Property of Seller and its Subsidiaries or any of its products to grant, or purport to grant, to any third party, any rights or immunities under the Intellectual Property of Seller and its Subsidiaries (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (X) disclosed or distributed in source code form, (Y) be licensed for the purpose of making derivative works, or (Z) be redistributable at no charge).

(viii) Section 4(m)(viii) of Seller Disclosure Schedule lists the employees of Seller and its Subsidiaries that have entered into invention assignment and confidentiality agreements under which such employees have assigned to Seller all Intellectual Property conceived or reduced to practice in connection with their employment at Seller and agreed not to use or disclose, other than for the benefit of Seller, all confidential information of Seller.

(n) Tangible Assets. Seller and its Subsidiaries own or have a valid leasehold in, and the Acquired Assets include, all buildings and related heating, ventilation and air conditioning systems, machinery, equipment, and other tangible assets used in the conduct of their business or necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(o) Contracts.

(i) Section 4(o) of Seller Disclosure Schedule lists the following contracts and other agreements to which any of Seller and its Subsidiaries is a party:

(A) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(B) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of Seller and its Subsidiaries, or involve consideration in excess of $10,000;

(C) any agreement concerning a partnership or joint venture;

(D) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

(E) any agreement concerning confidentiality or noncompetition;

(F) any agreement involving any of the Principal Stockholders and their Affiliates (other than Seller and its Subsidiaries) or any officers or directors of Seller;

(G) any Employee Benefit Plan, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(H) any collective bargaining agreement;

(I) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(J) any agreement under which it has advanced or loaned any amount to any of its current or former directors, officers, and employees;

(K) any supply or vendor agreement under which Seller receives any services, goods, or other items (including Internet bandwidth) the performance of which involves consideration in excess of $10,000;

(L) any agreement under which the consequences of a default or termination could cause Seller Material Adverse Effect;

(M) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 in the aggregate over the term of the Agreement;

(N) any other contract, lease, license or other agreements or arrangements that is used in the operation by Seller of its business; and

(O) any agreement imposing any material restriction on the right of Seller or any of its Subsidiaries to compete with any other Person.

(ii) The documents listed on Section 4(o) of Seller Disclosure Schedule and identified as Acquired Contracts constitute all of the contracts, leases, accounts receivable, licenses, instruments and other agreements or arrangements used by Seller and its Subsidiaries in the operation of its business other than Excluded Assets.

(iii) Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(o) of Seller Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(o) of Seller Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(p) Notes and Accounts Receivable/Payable.

(i) All notes and accounts receivable of Seller and its Subsidiaries are reflected properly on its Most Recent Balance Sheet and in its books and records, are valid receivables arising from bona fide transactions in the Ordinary Course of Business subject to no setoffs, claims or refusals to pay, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and its Subsidiaries. Section 4(p)(i) of Seller Disclosure Schedule contains a listing of all of the accounts receivable, including the amount thereof, of each of Seller and its Subsidiaries as of the date hereof and as of the Closing Date. Except as set forth in Section 4(p)(i) of Seller Disclosure Schedule, as of the date hereof and as of the Closing Date, (a) no account or note debtor of Seller and its Subsidiaries is delinquent in payment by more than sixty (60) days and (b) the aging schedule of the accounts receivable and notes receivable of Seller and its Subsidiaries included in Section 4(p)(i) of Seller Disclosure Schedule attached hereto is complete and accurate.

(ii) Section 4(p)(ii) of Seller Disclosure Schedule contains a listing of all accounts payable and notes payable (which shall include any service level agreement credits, services or goods that have been paid for but not provided or delivered, and similar items) that Seller and its Subsidiaries owe (or have any Liability with respect to) as of the date hereof and as of the Closing Date. Except as set forth in Section 4(p)(ii) of Seller Disclosure Schedule, as of the date hereof and as of the Closing Date, all such accounts payable and notes payable arose from bona fide transactions in the Ordinary Course of Business and, no such account payable or note payable is delinquent by more than sixty (60) days in its payment.

(iii) Section 4(p)(iii) of Seller Disclosure Schedule contains a listing of all Cancellation and Service Credit Obligations and other obligations of Seller to provide cash or future services to past or current customers on account of such customer having cancelled service or otherwise being entitled to a service credit, as of the date hereof and as of the Closing Date.

(iv) Section 4(p)(iv) of Seller Disclosure Schedule contains a listing of all Prepaid Accounts and other accounts for which customers have prepaid for services to be provided by Seller and its Subsidiaries, including the name of the customer, the date the obligation to provide services was incurred, the date the obligation to provide services ends, the services to be provided and the amount prepaid by such customer, as of the date hereof and as of the Closing Date.

(q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of Seller and its Subsidiaries.

(r) Insurance. Section 4(r) of Seller Disclosure Schedule sets forth the following information with respect to each insurance policy, (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which any of Seller and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby and by the other Transaction Documents (including the assignments and assumptions referred to in Section 2 above); (C) neither any of Seller and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of Seller and its Subsidiaries has been covered since inception by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period and has never been denied coverage. Section 4(s) of Seller Disclosure Schedule describes any self-insurance arrangements affecting any of Seller and its Subsidiaries.

(s) Litigation. Section 4(s) of Seller Disclosure Schedule sets forth each instance in which any of Seller and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Principal Stockholders and the directors and officers (and employees with responsibility for litigation matters) of Seller and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except for the Quest Claim, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(s) of Seller Disclosure Schedule could reasonably be expected to result in a Seller Material Adverse Effect. None of the Principal Stockholders and the directors and officers (and employees with responsibility for litigation matters) of Seller and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of Seller and its Subsidiaries.

(t) Product and Services Warranty. Each product or service manufactured, sold, leased, provided, or delivered by any of Seller and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of Seller and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or for service level credits, claims for reimbursement, consequential or other damages or remuneration in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and its Subsidiaries. No product or service manufactured, sold, leased, provided or delivered by any of Seller and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions set forth in governing agreements. Section 4(t) of Seller Disclosure Schedule includes copies of the standard terms and conditions of sale, lease, or service for each of Seller and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions), including copies of the Service Level Agreements for each of the Prepaid Accounts. Section 4(t) of Seller Disclosure Schedule also contains a detailed schedule of all outstanding credits for future services resulting from product or service warranty claims.

(u) Employees.

(i) To the Knowledge of any of the Principal Stockholders and the directors and officers (and employees with responsibility for employment matters) of Seller and its Subsidiaries, no executive, key employee, or group of employees has any plans to terminate employment with any of Seller and its Subsidiaries and, except as listed in Section 4(u) of Seller Disclosure Schedule, the employment relationship with each and every employee of Seller and its Subsidiaries is terminable at will by Seller or its Subsidiaries without continuing obligation or liability to Seller. Section 4(u) of Seller Disclosure Schedule lists each employee of Seller or its Subsidiaries whose employment has been terminated within the last six months. None of Seller and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of Seller and its Subsidiaries has committed any unfair labor practice. None of the Principal Stockholders and the directors and officers (and employees with responsibility for employment matters) of Seller and its Subsidiaries has any Knowledge of any organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of Seller and its Subsidiaries

(ii) In connection with the transactions contemplated by this Agreement, no plant closing or mass layoff of employees has been implemented that could implicate the WARN Act.

(iii) Section 4(u)(iii) of Seller Disclosure Schedule attached hereto sets forth the name of each employee of Seller, and separately sets forth each such individual (A) his or her total compensation (annualized with base compensation and bonuses separated) for 2005 and, as of the date hereof and the Closing Date, (B) his or her current compensation rate (per hour or annualized, as applicable), accrued paid time off (in dollar value), holiday time, and sick pay, and (C) the terms of any plan or agreement under which he or she may be eligible to receive a bonus or other additional compensation.

(v) Employee Benefits.

(i) Section 4(v) of Seller Disclosure Schedule lists each Employee Benefit Plan that any of Seller and its Subsidiaries maintains or to which any of Seller and its Subsidiaries contributes or has any obligation to contribute.

(A) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D) Each Employee Benefit Plan which is an Employee Pension Benefit Plan, and all related trusts, meet and have continuously since their adoption met all requirements of a “qualified plan” under Code Sections 401(a) and 501(a), in both form and operation, and Seller is not aware of any facts or circumstances that could result in the revocation of such tax-qualified status.

(E)  Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter, if any, received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

(F) Neither Seller, any of its Subsidiaries, nor any ERISA Affiliate of Seller maintains, has maintained, contributes to, has previously contributed to, or has any obligation or liability under any Employee Pension Benefit Plan that is (A) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, or (B) any Multiemployer Plan.

(ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Principal Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of Seller and its Subsidiaries, threatened. None of the Principal Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of Seller and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(iii) None of Seller and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

(iv) Consummation of the transactions contemplated hereunder will not result in Buyer or Holdings having any obligation for severance payments, change in control payments or other similar benefits to the former employees of Seller.

(w) Guaranties. None of Seller and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(x) Environmental, Health, and Safety Matters.

(i) Each of Seller, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of Seller, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 4(x)(ii) of Seller Disclosure Schedule.

(iii) Neither Seller, its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists at any property or facility owned or operated by Seller or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) None of Seller, its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) Neither Seller, its Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii) No facts, events or conditions relating to the past or present facilities, properties or operations of Seller, its Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(y) Certain Business Relationships With Seller and Its Subsidiaries. No former or current officer, director, employee, stockholder, or other Affiliate of Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Seller or any of its Subsidiaries or owns (or has a direct interest in) any asset, tangible or intangible, which is used in the business of any of Seller and its Subsidiaries.

(z) Disclosure. The representations and warranties contained in this Section 4, including Seller Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

(aa) Customers and Suppliers.

(i) During the twelve (12) month period ending on the date hereof, there has not been any material interruption or outage (other than as requested by a customer of Seller) in the provision by Seller or its Subsidiaries of services to customers.

(ii) No customer of Seller or its Subsidiaries which generated average monthly revenues in the three (3) month period ended March 31, 2006 that accounted for in excess of $5,000 of the monthly revenues of the business of Seller and its Subsidiaries, has terminated or threatened in writing to terminate its relationship, or any agreement, with Seller or its Subsidiaries or given notice of its intention not to renew its relationship or agreement with Seller or its Subsidiaries.

(iii) Section 4(aa)(iii) of Seller Disclosure Schedule sets forth (A) a complete and accurate list of the name of each customer of Seller and its Subsidiaries, together with the amount of revenue generated by such customer during the one year period ended March 31, 2006, and (B) a list of the contact information of each such customer, and (C) a description of any agreement or arrangement with any customer that deviates from the standard customer agreement provided by Seller to Holdings.

(iv) Section 4(aa)(iv) of Seller Disclosure Schedule contains a listing of all suppliers and vendors of Seller and its Subsidiaries, together with complete contact information and the amount of expense incurred to such vendor or supplier during the three month period ended March 31, 2006.

(v) Section 4(aa)(v) of Seller Disclosure Schedule contains a listing of all joint marketers, resellers and referral sources of the Business of Seller, together with complete contact information for each such reseller or joint marketer.

(vi) Monthly revenue of Seller’s Business for any month in the three-month period ended March 31, 2006 has not decreased by more than $6,000 from the previous month’s revenue on account of customers canceling their relationships or agreements with Seller.

(bb) No Other Agreement to Sell Assets. Except as set forth in Section 4(bb) of the Seller Disclosure Schedule, neither Seller nor any officer, director of stockholder of Seller or any of its Subsidiaries has, since March 16, 2006, (i) solicited, initiated, or encouraged the submission of, or agreed to any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of Seller and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participated in any discussions or negotiations regarding, furnished any information with respect to, assisted or participated in, or facilitated in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(cc) Personal Guarantees and Indebtedness. Section 4(cc) of Seller Disclosure Schedule sets forth: (i) any and all personal guarantees and collateral pledged by the stockholders, directors or officers of Seller related to any indebtedness other of Liability of Seller, and (ii) the amount of such indebtedness or other Liability as of a date within one week prior to the Closing Date along with a per diem accrual for each day thereafter, and (iii) the identity of the Person to which such indebtedness or other Liability is owed.

5. Representations and Warranties of the Buying Parties. The Buying Parties represent and warrant to Seller that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the disclosure schedule delivered by the Buying Parties in connection with the Agreement (the “VitalStream Disclosure Schedule”). The VitalStream Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 5. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(a) Organization of the Buyer. Each of Holdings and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Each of Holdings and the Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to either of Holdings and the Buyer is a party, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the valid and legally binding obligation of each of the respective Buying Party, enforceable in accordance with their terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting or relating to the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c) Noncontravention. Neither the execution and the delivery of this Agreement or the other Transaction Documents to which Holdings or the Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or Holdings is subject or any provision of their respective charters or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Holdings is a party or by which it is bound or to which any of their assets is subject, or result in the imposition of any Encumbrance upon any of their respective assets (other than Permitted Encumbrances). Neither the Buyer nor Holdings needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above) or any other Transaction Documents to which Buyer or Holdings is a party (other than notice filings under applicable securities laws).

(d) Brokers’ Fees. Neither Holdings nor the Buyer has created any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(e) Capitalization. There are authorized 290,000,000 shares of Holdings Common Stock, of which 21,057,985 are issued and outstanding on May 15, 2006, and 10,000,000 shares of preferred stock, $.01 par value, of which none are issued and outstanding. Holdings has delivered to the Buyer correct and complete copies of its charter and bylaws (as amended to date). All of the issued and outstanding shares of common stock of Holdings have been duly authorized and are validly issued, fully paid, and nonassessable and free of pre-emptive rights, and any shares issued after April 23, 2002 were issued in full compliance with applicable state and federal securities laws and any rights of third parties. Other than as set forth in Section 5(e) of the VitalStream Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to which Holdings or any of its Subsidiaries is a party or by which it is bound that could require Holdings or any of its Subsidiaries to issue, sell, transfer, or otherwise dispose of any Holdings capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Holdings. Other than as set forth in Section 5(e) of the VitalStream Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any outstanding shares of capital stock of Holdings to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Holdings. Other than as set forth in Section 5(e) of the VitalStream Disclosure Schedule, no Person has the right to require Holdings to register any securities of Holdings under the Securities Act, whether on a demand basis or in connection with the registration of securities of Holdings for its own account or for the account of any other Person. The issuance of the Purchase Shares hereunder will not obligate Holdings to issue any of its securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. Holdings does not have outstanding stockholder purchase rights or a "poison pill" or any similar arrangement in effect giving any Person the right to purchase any equity interest in Holdings upon the occurrence of an acquisition, or announced or attempted acquisition, by a Person of a specified percentage of the outstanding capital stock of Holdings.

(f) SEC Filings. Holdings has made available through the EDGAR system true and complete copies of the SEC Filings. The SEC Filings are the only filings required of Holdings pursuant to Sections 13 and 15 of the Securities Exchange Act since January 1, 2006. Holdings and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and, to the extent required by rules governing the content of the SEC Filings, the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

(g) Valid Issuance. Upon issuance pursuant to this Agreement, the Purchase Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances arising by, through or under Holdings or any of its Subsidiaries, except for restrictions on transfer imposed by applicable securities laws and the Transaction Documents.

(h) Litigation. There are no pending actions, suits or proceedings against Holdings, its Subsidiaries or any of its or their properties that could reasonably be expected to have a Holdings Material Adverse Effect; and to Holdings’ knowledge, no such actions, suits or proceedings are threatened or contemplated.

(i) Compliance With Laws. The Buying Parties and their Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, preceding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure to so comply, and no Authorized Buyer Party has any Knowledge of any Basis for the assertion or commencement of any such action, suit, preceding, hearing, investigation, charge, complaint, claim, demand or notice against any of them alleging any failure so to comply.

(j) Voting Rights. The Purchase Shares are voting shares, and each Purchase Share will have the same voting rights as the other issued and outstanding shares of Holdings Common Stock.

6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b) Notices and Consents. Seller will give (and will cause each of its Subsidiaries to give) any notices to third parties, and Seller will use its best efforts (and will cause each of its Subsidiaries to use its best efforts) to obtain any third party consents, that the Buying Parties reasonably may request in connection with the matters referred to in Section 4(c) above. Holdings will give (and will cause each of its Subsidiaries to give) any notices to third parties, and Holdings will use its reasonable best efforts (and will cause each of its Subsidiaries to use its reasonable best efforts) to obtain any third party consents, that Seller reasonably may request in connection with the matters referred to in Section 5(c) above. Each of the Parties will (and each will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(c) and Section 5(c) above.

(c) Operation of Business. Seller will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not (and will not cause or permit any of its Subsidiaries to) (i) incur any additional obligation to provide services in the future based upon a customer’s prepayment for such services, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

(d) Preservation of Business; Transfer of Employment Relationships. Seller will use its best efforts to keep (and will cause each of its Subsidiaries to keep) its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees; provided, however, Seller shall terminate, as of the moment immediately prior to Closing, its employment relationship with all individuals currently engaged primarily in the conduct of the Business (except for such individuals that Buyer has indicated in writing that it does not wish to employ following Closing). Seller shall retain all Liabilities arising from or associated with its termination of the employment of any of its employees or that arose as a result of acts or omissions prior to the termination of the employment of such employees. The Buyer shall use good faith efforts to extend to such employees offers of employment as the Buyer deems appropriate at a rate of compensation comparable to that being paid by Buyer for similar positions within Buyer. Such offers shall be on an at-will basis, subject to Buyer’s general terms of employment and subject to Buyer’s being able to negotiate reasonably satisfactory terms. Buyer shall identify to Seller in writing any individuals employed by Seller in connection with the Business that Buyer does not wish to employ following the Closing.

(e) Full Access. Seller will permit (and will cause each of its Subsidiaries to permit) representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Seller and its Subsidiaries.

(f) Notice of Developments. Each Party will give prompt written notice to the other Party of any adverse development causing a breach or likely to cause a breach through the passage of time of any of its own representations and warranties in Sections 3, 4 and 5 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement Seller Disclosure Schedule or the VitalStream Disclosure Schedule, as applicable, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. Seller will not (and Seller will not cause or permit any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of Seller and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The remedy for a knowing breach of any of the obligations or covenants under this Section 6(g) prior to July 16, 2006 shall be $1,000,000 in cash, due and payable to Buyer upon Buyer’s written notice that Seller or any of its officers or directors, or their respective representatives, has breached any of the obligations of covenants of this Section 6(g). Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. The parties agree that damages for a breach of this Section 6(d) would be difficult to calculate and accordingly the payment set forth herein is intended to be a reasonable sum as liquidated damages, and not a penalty.

(h) Supplements to Schedules.

(i) From time to time prior to the Closing, Seller and the Principal Stockholders will promptly supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Seller Disclosure Schedule and will promptly notify Buyer of any breach by Seller that Seller discovers of any representation, warranty or covenant contained in this Agreement. No supplement or amendment of any Schedule or notice of breach made pursuant to this Section will be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or to impair any right of any the Buying Parties with respect thereto unless Holdings specifically agrees thereto in writing.

(ii) From time to time prior to the Closing, the Buying Parties will promptly supplement or amend the VitalStream Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any VitalStream Disclosure Schedule and will promptly notify Seller of any breach by either of them that the Buying Parties discover of any representation, warranty or covenant contained in this Agreement. No supplement or amendment of any Schedule or notice of breach made pursuant to this Section will be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or to impair any right of Seller with respect thereto unless the Seller’s Representative specifically agrees thereto in writing.

7. Obligation to Close.

(a) Conditions to Obligation of the Buying Parties. The obligation of the Buying Parties to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder that are to be performed prior to Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Acquired Assets, or operate the business formerly operated by Seller, or (D) affect adversely the right of any of Seller’s Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Seller, its Subsidiaries, and the Buying Parties shall have received all other authorizations, consents, and approvals referred to in Section 4(c) and Section 5(c) above;

(v) Rose, Snyder and Jacobs shall have completed, and delivered to Seller and Holdings an unqualified audit report with respect to, an audit of Seller’s full financial statements for period ending on the Most Recent Fiscal Year End (including, but not limited to, the balance Sheet, income statement and statement of cash flows);

(vi) Seller shall have delivered to the Buying Parties a certificate executed by its principal executive officer to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vii) Seller and the other parties thereto, other than the Buying Parties, shall have executed and delivered, or be prepared to deliver at Closing,

(A) the Escrow Agreement ,

(B) the Financial Statement Certificate in the form attached hereto as Exhibit D,

(C) Employment Agreements in substantially the form attached hereto as Exhibit E with individuals identified by Holdings prior to the Closing, including without limitation Stephen W. Newman and Kevin Woods (the “Employment Agreements”),

(D) the Bill of Sale in substantially the form attached hereto as Exhibit F,

(E) the Assignment and Assumption of Acquired Contracts attached hereto as Exhibit G, and

(F) the Assignment of Intellectual Property attached hereto as Exhibit H,

(G) the Assignment of Patents attached hereto as Exhibit I, and

(H) a tax representation certificate containing representations reasonably requested by Holdings in order to be able to make the tax-related disclosures in the Disclosure Document.

(viii) the Buying Parties shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to the Buying Parties, and dated as of the Closing Date;

(ix) Seller shall have terminated its employment relationship with all individuals currently engaged primarily in the conduct of the Business (except for such individuals that Buyer has indicated in writing that it does not wish to employ following closing);

(x) Seller shall have delivered to the Buying Parties a Seller Disclosure Schedule dated as of the Closing Date and such Seller Disclosure Schedule shall not contain any disclosures not included in Seller Disclosure Schedule delivered on the date of this Agreement that the Buying Parties deem, in their discretion, to represent a Seller Material Adverse Effect;

(xi) Seller shall have delivered to the Buying Parties (A) a certificate of the applicable Secretary(ies) of State dated as of a date no more than ten (10) days prior to the Closing Date, certifying the good standing of the Company, (B) a certificate from the secretary of Seller containing and certifying (i) a true and complete copy of the charter and bylaws of Seller, (ii) a true and complete copy of resolutions of the board of directors and stockholders of Seller authorizing the execution, delivery and performance of the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and (iii) incumbency matters;

(xii) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buying Parties; and

(xiii) no material adverse change in the business of Seller or its Subsidiaries shall have occurred.

(xiv) Buyer shall have determined to its satisfaction that the portion of the Acquired Assets consisting of Seller’s proprietary ad insertion system has features, functionality and adaptability suitable for the business purposes contemplated by Buyer for such assets.

(xv) Holdings shall have received from each stockholder of Seller an investor questionnaire in form and substance reasonably satisfactory to Holdings.

(xvi) Holdings shall have determined to its satisfaction that the issuance of shares of Common Stock to Seller will not require the registration of such shares under violate applicable federal or state securities laws or that an appropriate exemption from registration is otherwise available under such laws and regulations.

(xvii) Either (A) the total number of shares of Holdings Common Stock issuable under this Agreement (including the Purchase Shares and the shares issuable pursuant to this Section 2(c)(ii) could not exceed 19.99% of the issued and outstanding shares of Holdings Common Stock on the date hereof or the proposed Closing Date, or (B) the transaction contemplated by this Agreement shall have been approved by the stockholders of Holdings.

The Buying Parties may waive any condition specified in this Section 7(a) (other than the condition set forth in Section 7(a)(xvii), which may not be waived) if an Authorized Buyer Party executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buying Parties shall have performed and complied in all material respects with all of their covenants hereunder that are to be performed prior to Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buying Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(c) above;

(v) the Buying Parties shall have delivered to Seller a VitalStream Disclosure Schedule dated as of the Closing Date and such VitalStream Disclosure Schedule shall not contain any disclosures not included in the VitalStream Disclosure Schedule delivered on the date of this Agreement except such disclosures related to Events occurring after the Effective Date as, individually or in the aggregate, would not be reasonably likely to represent a Holdings Material Adverse Effect;

(vi) the applicable Buying Parties shall have executed and delivered, or be prepared to deliver at Closing,

(A) the Escrow Agreement,

(B) the Employment Agreements

(C) the Assignment and Assumption of Acquired Contracts attached hereto as Exhibit G.

(vii) Seller shall have determined to its satisfaction that the closing of the transactions contemplated by this Agreement and distribution by Seller to its shareholders of the Purchase Shares shall not result in a taxable event to either Seller or its shareholders under the applicable provisions of the Code.

Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Holdings and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Holdings may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Holdings has notified Seller of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer or Holdings breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Seller may terminate this Agreement by giving written notice at any time prior to the Closing (A) in the event the Buyer or Holdings has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Holdings of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). Notwithstanding the foregoing, the Parties’ obligations under this Agreement regarding confidentiality shall survive for a period of three (3) years from the date of termination of the Agreement.

9. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 10 below). Seller acknowledges and agrees that from and after the Closing, Holdings and the Buyer will be entitled to copies of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Seller and its Subsidiaries.

(b) Litigation Support. In the event and for so long as any Party or assignee or distributee of a party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date related to Seller, the Acquired Assets, the Excluded Liabilities or the Assumed Liabilities and each of their Subsidiaries, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

(c) Transition. Neither Seller nor any Principal Stockholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Buyer and its Subsidiaries from maintaining the same business relationships with Buyer and its Subsidiaries after the Closing as it maintained with Seller and its Subsidiaries prior to the Closing.

(d) Confidentiality.

(i) Seller shall cause its directors, officers and employees to treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all embodiments and copies (in whatever form or medium) of the Confidential Information which are in his or its possession. In the event that any such Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Person will notify the Buyer and Holdings promptly of the request or requirement so that the Buyer and Holdings may seek an appropriate protective order or waive compliance with the provisions of this Section 9(d)(i). If, in the absence of a protective order or the receipt of a waiver hereunder, any such Person is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer or Holdings, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer or Holdings shall designate. Without limiting the generality of the foregoing, any financial information Seller, or its directors, officers and employees, receives from the Buyer with respect to periods after December 31, 2006 will be kept confidential (and Persons that received such information will not purchase or sell securities of Holdings) until the date that is three Business Days after the filing of Holdings’ quarterly report on Form 10-Q for the period ended June 30, 2006.

(ii) If Closing does not occur, Holdings and the Buyer shall cause its officers, directors and employees to treat and hold as such all of the Confidential Information of Seller, refrain from using any of the Confidential Information of Seller except in connection with this Agreement, and deliver promptly to Seller or destroy, at the request and option of Seller, all embodiments and copies (in whatever form or medium) of the Confidential Information of Seller which are in his or its possession. In the event that any such Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of Seller, that Person will notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 9(d)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, any such Person is, on the advice of counsel, compelled to disclose any Confidential Information of Seller to any tribunal or else stand liable for contempt, that Person may disclose the Confidential Information of Seller to the tribunal; provided, however, that the disclosing Person shall use his or its reasonable best efforts to obtain, at the reasonable request of Seller, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Seller shall designate.

(e) Limits on Distribution or Liquidation. Except or otherwise expressly provided in this Section 9(e), Seller shall not, during the period between the Closing Date and the date that is eleven and one-half (11½) months following the Closing Date (i) distribute or otherwise purport to transfer any Purchase Share to its equity holders or any other Person, (ii) pledge, or create any Encumbrance (other than arising under any Transaction Document) with respect to, any Purchase Share, or (iii) effect any dissolution or liquidation of Seller. Notwithstanding the foregoing, with the consent of Holdings, which shall not be unreasonably withheld, the Purchase Shares may be distributed to a liquidating trust or similar entity during such time period, provided that such liquidating trust or similar entity assumes and becomes subject to (in addition to Seller) all obligations and restrictions of Seller under this Agreement and all other Transaction Documents.

(f) Covenants Not to Compete. Seller and the Principal Stockholders each acknowledge that (A) a principal business of Seller is the Business of Seller; (B) Seller is among a limited number of Persons who have developed a Business; (C) the Business of Seller is, in part, national and international in scope; (D) the agreements and covenants of Seller contained in this Section 9(f) are essential to the business and goodwill of the Business of Seller and the use by the Buying Parties of the Acquired Assets and the conduct by the Buying Parties; and (E) the Buying Parties would not have entered into the Asset Purchase Agreement or this Agreement and would not have purchased the Acquired Assets but for the covenants and agreements set forth in this Section 9(f). Accordingly, Seller and each of the Principal Stockholders covenants and agrees that:

(i) During the period commencing on the Closing Date and ending five (5) years following the Closing Date (the "Restricted Period"), neither Seller nor such Principal Stockholder shall directly or indirectly, own (other than the ownership of less than 5% of a publicly traded company), operate, manage, control, participate in, consult with, advise, permit its name to be used by, provide services for, lease, or in any manner engage in any business that manufactures or sells any products or provides any services which are in competition with any products or services of the Business of Seller, Buyer, Holdings or their Subsidiaries anywhere in the United States, as such business exists as of the Closing Date (collectively, "Covered Activities").

(ii) During the Restricted Period, neither Seller nor such Principal Stockholder shall, without the prior written consent of the Buying Parties, directly or indirectly, (i) induce or attempt to induce any employee of any Buying Party to leave the employ of any Buying Party, (ii) employ any employee of any Buying Party when employed by any Buying Party, (iii) in any other way interfere with the relationship between any Buying Party and any employee of any Buying Party, (iv) employ during the period commencing from the date hereof and ending two (2) years following the Closing Date any Person who is employed by any Buying Party during such period, or (v) induce or attempt to induce any customer, supplier, licensee, licensor, reseller, partner or franchisee of any Buying Party (including any customer of Seller’s Business) to cease doing business with any Buying Party, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, reseller, partner or franchisee or business relation and any Buying Party.

(iii) Neither Seller nor any Principal Stockholder shall, at any time, directly or indirectly, verbally or in writing, publicly or in private, disparage, slander, denigrate or criticize the business, operations, properties, assets, activities, management, shareholders or performance of the Buying Parties or their Subsidiaries or Seller and shall refrain from all communications which have as their effect, whether intended or unintended, the denigration, disparagement or deprecation of the Buying Parties or their Subsidiaries or Seller or their respective business, operations, properties, assets, activities, management, shareholders or performance.

(iv) Seller and each of the Principal Stockholders further acknowledges and agrees that:

(A) the covenants set forth in Section 9(f) of this Agreement are reasonable in geographical and temporal scope and in all other respects,

(B) the Buying Parties would not have entered into this Agreement but for the covenants contained herein, and

(C) the covenants contained herein have been made in order to induce the Buying Parties to enter into the Asset Purchase Agreement and purchase the Acquired Assets from which the Principal Stockholders will receive substantial benefit.

(D) If, at the time of enforcement of the covenants contained in Section 9(f) of this Agreement, a court shall hold that the duration, scope or geographic restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area (and any court or other adjudicator interpreting these provision is hereby authorized to so amend this Agreement).

(v) For the sole purpose of enforcement of the Buying Parties’ rights under this Section 9(f), the Parties intend to and hereby confer jurisdiction to enforce the restrictions set forth in this 9(f) (the “Restrictions”) upon the courts of any jurisdiction within the geographical scope of the Restrictions. If the courts of any one or more of such jurisdictions hold the Restrictions unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect any Company’s rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictions, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. In the event of any litigation among the Parties under this Section 9(f), the court shall award reasonable attorneys fees to the prevailing Party.

(f) Name Change. Seller agrees to changes its name to a name that does not include the words “EON,” “EONStreams” or any similar words within thirty days of the Closing Date.

(g) Accounting Support. During the three-month period following the Closing Date, Seller shall provide to the Buying Parties, the services of Susan Seagraves for approximately 24 hours a week, plus or minus 10 hours a week, consistent with her current commitment depending on workload demands during that period, to assist the Buying Parties with accounting and other financial issues associated with the initial maintenance and subsequent integration of the Acquired Assets into the Buying Parties’ business, internal controls and accounting procedures.  The Buying Parties shall reimburse Seller for the costs of such provided services, up to an amount equal to the current monthly salary of Susan Seagraves.

(h) Unassigned Assets. With respect to any Unassigned Asset, until all consents necessary to cause such asset or agreement to become an Acquired Asset are obtained, (i) Seller shall use its best efforts in order to obtain the consents necessary to cause such asset to become an Acquired Asset, and (ii) Seller on the one hand, and the Buyer, on the other hand, will cooperate in a reasonable arrangement designed to provide for the Buyer the benefits of Seller under the Unassiged Asset, to the extent of the Buyer’s performance of Seller’s obligations on behalf of Seller, with respect to such Unassigned Asset, including, to the extent any Unassigned Asset is an agreement or lease, or used pursuant to an agreement or lease, enforcement at the request and expense of the Buyer for the benefit of the Buyer of any and all rights of Seller against any Person under the respective agreement or lease or arising out of the breach or cancellation of the respective agreement or lease. In connection with the foregoing, Seller may take such action as Seller deems appropriate to satisfy the obligations with respect to any Unassigned Asset, including, without limitation, assigning any Unassigned Asset that is a contract or lease to a third party or arranging for a third party to perform the obligations thereunder, and the Buyer shall not be liable for any damages incurred by Seller in connection therewith.

10. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Seller and the Principal Stockholders contained in Sections 3 and 4 of this Agreement shall survive the Closing (even if the Buying Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter; except that the representations and warranties of Seller and the Principal Stockholders contained in Sections 4(a), 4(b), 4(e) and 4(z) of this Agreement shall survive the Closing (even if the Buying Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the applicable statute of limitations has run and that the representations and warranties of Seller and the Principal Stockholders contained in Section 4(k) of this Agreement shall survive the Closing (even if the Buying Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter. All of the representations and warranties of the Buying Parties contained in Section 5 of this Agreement shall survive the Closing (even if Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter.

(b) Indemnification Provisions for Benefit of the Buying Parties, Seller and the Principal Stockholders.

(i) Seller and the Principal Stockholders, jointly and severally, shall indemnify, defend and hold harmless the Buying Parties, and each of their officers, directors, employees, agents, successors and assigns (collectively the “Buying Parties Group”) from and against any and all Adverse Consequences (including any Adverse Consequences any member of the Buying Parties Group may suffer after the end of any applicable survival period) incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation made by Seller or any Principal Stockholder pursuant to any Transaction Document, (ii) Seller’s failure to timely and completely satisfy all Liabilities retained by Seller, including all Excluded Liabilities (and specifically including all Liabilities and Adverse Consequences associated with any Quest and Clear Channel Liabilities), or (iii) the existence of the Unassigned Assets immediately following the Closing and the failure of Seller to cause all Unassigned Assets to become Acquired Assets within 30 days of the Closing; provided, however, if a claim for indemnification arises as a result of an alleged inaccuracy in or breach of any representation or warranty of Seller or any Principal Stockholder and if there is an applicable survival period pursuant to Section 10(a) above with respect to such representation or warranty, the claim shall be time-barred unless a Buying Party makes a written claim for indemnification against Seller or the Principal Stockholders pursuant to Section 10(c) below within such survival period.

(ii) Holdings shall indemnify, defend and hold harmless Seller and the Principal Stockholder, and each of their officers, directors, employees, agents, successors and assigns (collectively the “Selling Parties Group”) from and against any and all Adverse Consequences (including any Adverse Consequences any member of the Buying Parties Group may suffer after the end of any applicable survival period)incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by any Buying Party pursuant to any Transaction Document, or (ii) the Buyer’s failure to timely and completely satisfy all Assumed Liabilities; provided, however, if a claim for indemnification arises as a result of an alleged inaccuracy in or breach of any representation or warranty of any Buying Party and if there is an applicable survival period pursuant to Section 10(a) above with respect to such representation or warranty, the claim shall be time-barred unless Seller makes a written claim for indemnification against the Buying Parties pursuant to Section 10(c) below within such survival period.

(c) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder (including the payment in cash of all fees and costs associated with such defense), (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably), unless the following shall apply (in which case the Indemnifying Party may settle and compromise such Third Party Claim without the prior written consent of the Indemnified Party): (x) there is no finding or admission of any violation of law or any violation of the rights of any person and no affect on any other claims that may be made against the Indemnified Party; and (y) the sole relief provided is monetary damages that are paid in full in cash by the Indemnifying Party.

(iv) In the event any of the conditions in Section 10(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party (with cash) promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Section 10.

(d) Characterization of Payments. All indemnification payments under this Section 10 shall be deemed adjustments to the Purchase Price.

(e) Limitations; Escrow Shares.

(vi) The exclusive recourse of the Buying Parties Group for Adverse Consequences pursuant to this Agreement, other than for fraud, shall be against the Purchase Shares and the additional shares issuable to Seller pursuant to Section 2(c) (ii) (subject to the right of the indemnifying Seller or Principal Stockholder to pay any indemnity in cash). The aggregate liability of Seller and the Principal Stockholders, other than for fraud, shall in no event exceed $17,001,345, which shall (unless otherwise elected by the paying indemnifying party) come exclusively from the Purchase Shares and the additional shares issuable to Seller pursuant to Section 2(c)(ii), valued at the Market Price as of the Closing Date. For purposes of clarity, it is the intent of the Parties that (A) for claims made during the 11½ months during which Seller is required to retain the Purchase Shares, the recourse of the Buying Parties Group for Adverse Consequences shall be against the Purchase Shares held by Seller (and shall be satisfied by return of such shares), and (B) for claims made during the period following a permitted distribution of the Purchase Shares by Seller to its stockholders, the recourse of the Buying Parties Group for Adverse Consequences shall be against the Purchase Shares distributed to the Principal Stockholders (and shall be satisfied by return of such shares and, for each Principal Stockholder, limited to the amount of distributed Purchase Shares); provided, however, for purposes of the foregoing (X) each Principal Stockholder shall be deemed to have been distributed a number of Purchase Shares equal to such Principal Stockholder’s pro rata distribution right with respect to the Purchase Shares as of the Closing under the charter of Seller, (Y) to the extent any Purchase Shares are transferred by Seller or a Principal Stockholder (other than through a pro rata distribution by Seller to its stockholders), the Buying Parties Group’s recourse shall be to not only against the Purchase Shares actually held at the time of the claim, but against a number of shares of Holdings Common Stock equal to those so transferred; and (Z) to the extent the amount of a timely claim for which the Buying Parties Group assert entitlement to indemnification exceeds the value of the Escrow Shares, using the Market Price of Holdings Common Stock as of the Closing Date, Seller shall either retain a number of Purchase Shares sufficient (together with the Escrow Shares) to cover the claim or shall cause its distributees to sign an agreement, in form reasonably satisfactory to Holdings, assuming the indemnification obligations of Seller with respect to a number of Purchase Shares sufficient (together with the Escrow Shares) to cover the claim.

(ii) The aggregate liability of the Buying Parties, other than for fraud, shall in no event exceed $17,001,345, which shall, at the election of the Buying Parties be paid (A) exclusively in cash, or (B) be paid 50% in cash and 50% in shares of Holdings Common Stock, valued at the Market Price as of the date of payment.

11. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise Holdings and Seller prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns with respect to all rights and obligations of such Parties hereunder.

(c) Entire Agreement. This Agreement (including the Exhibits hereto and the documents and certificates required to be delivered hereby) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Holdings and Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its and such assignee's obligations hereunder).

(e)  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile copy of this Agreement or any counterpart hereto shall be valid as an original.

(f)  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service (charges prepaid), one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Any notice, demand or other communication hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient. Such notices, demands and other communications shall be sent to the addresses indicated below:

If to Seller:

EON Streams, Inc.
Skelton & Associates, Inc.
5313 Enderbury
Raleigh, NC 27615
Facsimile: (919) 676-2832
Attention: Thomas A. Skelton

with a copy (which shall not constitute notice to Seller) to:

Wagner, Myers & Sanger, P.C.
P.O. Box 1308
Knoxville, TN 37901
(865)291-0419 (fax)
Attn: Robert E. Hyde

If to Holdings or the Buyer:

One Jenner, Suite 100
Irvine, California 92618
Facsimile: 949-453-8686
Attention: President & COO

with a copy (which shall not constitute notice to Holdings or the Buyer) to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, Utah 84111
Facsimile: 801-532-7750
Attention: Bryan T. Allen, Esq.

or to such other address, to the attention of such other Person and/or with such other copy or copies as the recipient party has specified by prior written notice to the sending party. If any time period for giving notice or taking action expires on a day which is a Saturday, Sunday or legal holiday in the State of California (any other day being a "Business Day"), such time period shall automatically be extended to, the next Business Day immediately following such Saturday, Sunday or legal holiday.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), by, and only by, the written consent of Holdings and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by an Authorized Buyer Party on behalf of the Buying Parties or Seller’s Representative on behalf of Seller, nor shall any such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses and Transfer Taxes. Each of Holdings, the Buyer, Seller, and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller agrees that none of its Subsidiaries has borne or will bear any of the costs and expenses of Seller or the Principal Stockholders (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.  Any provision herein to the contrary notwithstanding, Seller shall bear and pay when due all sales Taxes, recording, registration and conveyance Taxes and fees, and similar transfer Taxes resulting from or associated with the transactions contemplated hereunder.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

(o) Submission to Jurisdiction. Except as set forth in Section 9(f), each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Orange County, California in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring or seek removal of any action or proceeding arising out of or relating to this Agreement in or to any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p) Waiver of Trail By Jury. EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY AGREES THAT THIS SECTION 11(p) IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS AND ACKNOWLEDGES THAT THE OTHER PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT AND CONSUMMATED THE TRANSACTIONS CONTEMPLATED HEREBY IF THIS SECTION 11(p) WERE NOT PART OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

*****

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on as of the date first above written.

VITALSTREAM HOLDINGS, INC.

By:	/s/ Jack Waterman
Jack Waterman, Chief Executive Officer

VITALSTREAM ADVERTISING SOLUTIONS, INC.

By:	/s/ Philip Kaplan
Philip Kaplan, President

EON STREAMS, INC.

By:	/s/ Thomas Skelton
Thomas Skelton, President

PRINCIPAL STOCKHOLDERS

By:	/s/ Thomas Skelton
Thomas Skelton, an individual

By:	/s/ Stephen Newman
Stephen Newman, an individual

By:	/s/ Susan Seagraves
Susan Seagraves, an individual

Signature Page to Asset Purchase Agreement

EXHIBIT A

ESCROW AGREEMENT

[See attached]

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) dated May 19, 2006, is entered into by and among VitalStream Holdings, Inc., a Nevada corporation (“Holdings”), VitalStream Advertising Solution, Inc., a Nevada corporation (together with Holdings, the “Buying Parties”), EON Streams, Inc., a Tennessee corporation (the “Seller”), and Wagner, Myers & Sanger, P.C., a Tennessee professional corporation, in its capacity as escrow agent (the “Escrow Agent”, which term shall also include any successor escrow agent appointed in accordance with Section 7(b) hereof).

Reference is made to the Asset Purchase Agreement dated as of May 19, 2006, (the “Purchase Agreement”), to which the Buying Parties and Seller are each a party. This Agreement is the Escrow Agreement described in the Purchase Agreement.

NOW, THEREFORE, to induce the Buying Parties to enter into, and in consideration of Buying Parties entering into, the Purchase Agreement, and in consideration of the premises and the representations and warranties and agreements contained herein, the parties hereto agree as follows:

1. Certain Defined Terms. The following capitalized terms shall have the following meanings in this Agreement. Additional terms are defined elsewhere in this Agreement.

“Closing” means the closing of the purchase and sale transaction contemplated by the Purchase Agreement , which occurred on the date first set forth above.

“Common Stock” means the common stock, $.001 par value, of Holdings.

“Escrow Shares” means the 262,097 Purchase Shares identified as “Escrow Shares” in the Purchase Agreement and deliverable to the Escrow Agent by Holdings subject to the terms and conditions of this Agreement.

“Market Value” means $11.41, which is the average of the closing price, as reported by the principal United States market for the Common Stock, of the Common Stock for the twenty (20) trading days preceding the Closing Date (subject to adjustments for any stock splits, reverse splits, or similar reclassifications of the Common Stock).

“Purchase Shares” means the shares of Common Stock payable by Holdings to the Seller pursuant to Section 2(c)(i) and Section 2(c)(ii) of the Purchase Agreement.

“Release Date” means the date that is two years after the date first set forth above.

2. Appointment of Escrow Agent. The Escrow Agent is hereby appointed to act as escrow agent hereunder, and the Escrow Agent agrees to act as such.

3. Resolution of Indemnification Claims.

(a) Release and Indemnification Obligations. The Escrow Shares shall serve as security for the indemnification obligations of Seller under Section 10 of the Purchase Agreement, for the post-Closing adjustments to the purchase price pursuant to Section 2(d) of the Purchase Agreement and for satisfying any award of reasonable attorneys’ fees and charges and/or costs of mediation in accordance with the terms of any resolution through mediation (a “Prevailing Party Award”) in favor of the Buying Parties pursuant to Section 3(c) hereof. Payment for any amount determined as provided below to be owing to the Buying Parties under such indemnity obligations and any Prevailing Party Award shall be made by a release of that portion of the Escrow Shares to Holdings with a Market Value equal to such aggregate amount. The releases of Escrow Shares as described in this Section 3(a) are referred to as the “Escrow Adjustments.”

(b) Notice of Claims. Following the receipt by the Buying Parties of written notice or good faith discovery of any claim, damage, or legal action or proceeding giving rise to indemnification rights under Section 10 of the Purchase Agreement or a post-Closing adjustment to the purchase price under Section 2(d) of the Purchase Agreement (a “Claim”), Holdings shall promptly give Seller written notice of such Claim (provided that no delay on the part of Holdings to promptly provide such notice shall relieve Seller from its obligations under the Purchase Agreement unless (and then solely to the extent) Seller thereby is prejudiced), specifying in reasonable detail the nature of the Claim and the computation of the proposed Escrow Adjustment (the “Notice of Claim”), and shall provide a copy of such notice to the Escrow Agent.

(c) Resolution of Claims. Any Notice of Claim received by Seller and the Escrow Agent pursuant to Section 3(b) above shall be resolved as follows:

(i) Uncontested Claims. In the event that Seller does not contest a Notice of Claim in writing within twenty (20) calendar days after receipt of such notice, as provided below in Section 3(c)(ii), then Escrow Agent shall promptly release Escrow Shares to Holdings in an amount equal to the Escrow Adjustment proposed in such Notice of Claim.

(ii) Contested Claims. In the event that Seller gives written notice to Holdings and the Escrow Agent contesting all or a portion of a Notice of Claim (a “Contested Claim”) within the twenty (20) day period provided above, matters that are subject to third party claims brought against any Buying Party or Seller in a litigation or arbitration shall await the final decision, award, or settlement of such litigation or arbitration. With respect to matters that arise between a Buying Party on the one hand and Seller on the other hand, including any disputes regarding performance or nonperformance of a Party’s obligations under this Agreement, such Buying Party and Seller shall use their reasonable best efforts to resolve the matter within sixty (60) days through mediation with a mutually acceptable mediator in accordance with the then existing Commercial Arbitration Rules and Mediation Procedures published by the American Arbitration Association or as otherwise agreed by the parties. In the event that the matter is not resolved through mediation within such sixty (60) day period, the parties may continue with mediation, or any party may initiate litigation in accordance with the Purchase Agreement. If any portion of a Notice of Claim is not contested or is subsequently settled, Escrow Agent shall promptly release a prorated amount of Escrow Shares to Holdings based on the amount of such uncontested portion and corresponding Escrow Adjustment. If notice is received by the Escrow Agent that a Notice of Claim is contested by Seller, then the Escrow Agent shall hold in escrow, after what would otherwise be the Release Date, the amount of Escrow Shares as specified in the Notice of Claim, until authorized to distribute the Escrow Shares in accordance with Section 6 hereof.

4. Escrow. On the date hereof, Holdings shall deliver the Escrow Shares, and the Escrow Agent shall accept the Escrow Shares for deposit in escrow pursuant to the provisions of this Agreement. The Escrow Agent shall hold the Escrow Shares at its office located at its address set forth in Section 9(a).

5. Rights to Escrow Shares. The Escrow Shares shall be for the exclusive benefit of the Seller and the Buying Parties, and no other person or entity shall have any right, title or interest therein. Any claim of any person to the Escrow Shares, or any part thereof, shall be subject and subordinate to the prior right thereto of the Buying Parties, the Seller and the Escrow Agent, as contemplated by this Section 5. All Escrow Shares delivered to Buying Parties hereunder shall be considered a return of Purchase Price paid pursuant to the Purchase Agreement.

6. Distribution of the Escrow Shares. Except as set forth in Section 3 above, the Escrow Agent shall continue to hold the Escrow Shares in its possession until authorized hereunder to distribute the Escrow Shares as follows:

a.	pursuant to the joint written instructions of Holdings and the Seller substantially in the form set forth in Exhibit A hereto;

b.
as determined by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken) in a proceeding to which the Buying Parties and the Seller are parties (a “Final Decree”) upon receipt from Holdings or the Seller of written notice substantially in the form of Exhibit B hereto accompanied by a certified copy of such Final Decree; or

c.
Notwithstanding any other provision of this Section 6, the Escrow Agent may elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid one half by each of, and shall be deemed a joint and several obligation of, the Buying Parties and the Seller.

7. Termination; Periodic Distributions. This Agreement shall terminate upon the delivery by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement. If upon, or any time after, the Release Date, there shall be no Claims for indemnity against Seller under this Agreement, the Buying Parties and Seller shall jointly direct the Escrow Agent in writing to deliver the Escrow Shares to Seller. If upon the Release Date, there shall be one or more Claim(s) for indemnity (whether pending or threatened in writing) against Seller under this Agreement, the Buying Parties and the Seller shall jointly direct the Escrow Agent in writing to deliver to Seller the number of Escrow Shares having a Market Value equal to the amount by which the Market Value of all the Escrow Shares as of the date of delivery exceeds the aggregate of all such Claims pending or threatened at such time. Except as provided in the Purchase Agreement, the termination of this Agreement or the disbursement of any Escrow Shares hereunder is not intended and shall not constitute a termination or limitation of any amount that may be due to the Buying Parties (or their affiliates) or any claim for indemnification that may be made by the Buying Parties (or their affiliates) pursuant to the Purchase Agreement. Notwithstanding any termination of this Agreement, the provisions of Sections 8(c) and 8(d) hereof shall survive such termination and remain in full force and effect.

8. Escrow Agent.

a.	Obligations

i.
The obligations of the Escrow Agent are those specifically provided in this Agreement and no other, and the Escrow Agent shall have no liability under, or duty to inquire into the terms and provisions of, any agreement between the parties hereto. The duties of the Escrow Agent are purely ministerial in nature, and it shall not incur any liability whatsoever, except for willful misconduct or gross negligence. The Escrow Agent may consult with counsel of its choice and shall not be liable for reasonably following the advice of such counsel.

ii.
The Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it or of any signature thereon and shall not have any liability for acting in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper parties.

iii.	The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur and financial or other liability in the performance of any of its duties hereunder.

iv.	The Escrow Agent shall not be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property.

b. Resignation and Removal. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving at least 30 days’ notice of such resignation to the Buying Parties and the Seller, specifying a date upon which such resignation shall take effect (the “Resignation Notice”); provided, however, that the Escrow Agent shall continue to serve until its successor accepts the Escrow Shares. Upon receipt of any Resignation Notice, a successor Escrow Agent shall be appointed by the Buying Parties and the Seller, such successor Escrow Agent to become the Escrow Agent hereunder on the later of the date set forth in the Resignation Notice and the date on which the successor Escrow Agent accepts the Escrow Shares. If an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the resigning Escrow Agent within 40 days after delivery of the Resignation Notice, the resigning Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. The expenses relating to such petition shall be paid one-half by the Buying Parties and one-half by Seller. The Buying Parties and Seller, acting jointly, may at any time substitute a new Escrow Agent by giving 10 days’ notice thereof to the current Escrow Agent and paying all fees and expenses of the current Escrow Agent as provided in Section 8(d) hereof.

c. Waiver and Indemnification.

(i) The Buying Parties and Seller agree to and hereby do waive any suit, claim, demand, or cause of action of any kind that they may have or may assert against the Escrow Agent arising out of or relating to the execution, administration, or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand, or cause of action is based upon the willful misconduct or gross negligence of the Escrow Agent each as finally determined by a court of competent jurisdiction; provided, however, that notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall not be liable in any event for special, punitive, indirect, incidental, or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Buying Parties and Seller further agree to jointly and severally indemnify the Escrow Agent, and to defend and to hold the Escrow Agent harmless against and from any and all claims, demands, costs, liabilities, and expenses, including reasonable attorneys’ fees, which may be asserted against it or to which it may be exposed or which it may incur for any action taken, suffered, or omitted to be taken, by reason of its execution, administration, or performance of this Agreement, except to the extent attributable to its willful misconduct or gross negligence. Such agreement to indemnify shall survive the termination of this Agreement until extinguished by any applicable statute of limitations.

(ii) In case any litigation is brought against the Escrow Agent in respect of which indemnification may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Escrow Agent to give that notice shall not relieve the parties hereto from any of their obligations under this Section 8(c)(ii) except to the extent that such failure materially prejudices the defense of such litigation by said parties and only to the extent of such prejudice. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense of any litigation so assumed by the parties hereto; provided that if the Escrow Agent is advised by its own counsel that there are material legal defenses available to it that are different from or additional to those available to any or all of the parties hereto, or a conflict of interest exists between any of the parties and the Escrow Agent, the Escrow Agent will be entitled to obtain its own separate attorney whereby the parties hereto will pay the reasonable attorneys’ fees and expenses for such attorney. The parties hereto shall not be liable for any settlement without their respective consents.

d. Fees and Expenses of Escrow Agent.

i. The Escrow Agent shall not receive any fees for its services hereunder. However, except as otherwise provided in Section 8(d)(ii) hereof, the Escrow Agent shall be reimbursed for all reasonable expenses, disbursements and advances, including reasonable attorneys’ fees, incurred by the Escrow Agent in connection with carrying out its ordinary duties to maintain the Escrow Shares and deliver such Escrow Shares pursuant to this Agreement. The amount of such reimbursement shall be paid one half (½) by Seller and one half (½) by the Buying Parties. The Escrow Agent shall periodically bill Seller for such fees and expenses in accordance with its customary billing practices.

ii. Seller, on the one hand, and the Buying Parties, on the other hand, agree that if the Escrow Agent shall incur or suffer any other reasonable costs, charges, damages or attorneys’ fees on account of being the Escrow Agent or on account of having received the Escrow Shares hereunder (including, without limitation, costs, charges, damages and reasonable attorneys’ fees as a result of litigation involving this Agreement or the Escrow Shares other than by reason of the gross negligence or willful misconduct of the Escrow Agent), then such costs, charges, damages or fees (including, without limitation, reasonable attorneys’ fees incurred by the Escrow Agent in connection with any such litigation) shall be paid one-half by the Buying Parties and one-half by the Seller, or, in the case of any cost, charge, damage or fee arising as a result of litigation, in such manner as the court in which such litigation occurs may direct.

9. Miscellaneous.

a. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service (charges prepaid), one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Any notice, demand or other communication hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient. Such notices, demands and other communications shall be sent to the addresses indicated below:

if to the Seller, to:

EON Streams, Inc.
℅ Skelton & Associates, Inc.
5313 Enderbury
Raleigh, NC  27615
Facsimile: 919-676-2832
Attention:  Thomas A. Skelton

if to the Buying Parties, to:

One Jenner, Suite 100
Irvine, California 92618
Facsimile:  949-453-8686
Attention: ________________, __________

with a copy (which shall not constitute notice to the Buying Parties) to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, Utah 84111
Facsimile:  801-537-7750
Attention:  Bryan T. Allen, Esq.

if to the Escrow Agent, to:

Wagner, Myers & Sanger, P.C.
1801 First Tennessee Plaza
800 South Gay Street
Knoxville, TN 37929
Facsimile: (865) 524-5731
Attention:  Herbert S. Sanger, Jr.

or to such other address, to the attention of such other person and/or with such other copy or copies as the recipient party has specified by prior written notice to the sending party. If any time period for giving notice or taking action expires on a day which is a Saturday, Sunday or legal holiday in the State of California (any other day being a "business day"), such time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday.

b. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

c. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

d. Benefits of Agreement. This Agreement shall be binding upon inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Anything contained in the preceding sentence to the contrary notwithstanding, neither this Agreement nor any of the rights, interests or obligations herein or hereunder shall be assignable by any party hereto without the consent of the other parties hereto.

e. Modifications. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

f. Descriptive Headings. The descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

g. Representations and Warranties. Each of the Buying Parties and the Seller hereby represents and warrants (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by the Buying Parties and the Seller does not and will not violate any applicable law regulation.

h. No Third-party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns with respect to all rights and obligations of such parties hereunder.

i. Entire Agreement. This Agreement (including the Exhibits hereto and the documents and certificates required to be delivered hereby) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

j. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 9(l) below), in addition to any other remedy to which it may be entitled, at law or in equity.

k. Submission to Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Orange County, California in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring or seek removal of any action or proceeding arising out of or relating to this Agreement in or to any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

l. Waiver of Trial By Jury. EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY AGREES THAT THIS SECTION 9(l) IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS AND ACKNOWLEDGES THAT THE OTHER PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT AND CONSUMMATED THE TRANSACTIONS CONTEMPLATED HEREBY IF THIS SECTION 9(l) WERE NOT PART OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed and delivered on the date first above written.

VITALSTREAM HOLDINGS, INC.

By:	/s/ Jack Waterman
Jack Waterman, Chief Executive Officer

EON STREAMS, INC.

By:	/s/ Stephen Newman
Stephen Newman, President

THE ESCROW AGENT:

WAGNER, MYERS & SANGER, P.C.

By:
Name
Title:

Signature Page to Escrow Agreement

EXHIBIT A

[ADDRESS]

[Date]

Joint Written Instructions

Ladies and Gentlemen:

Reference is made to the Escrow Agreement dated ______ __, 2006 (the “Escrow Agreement), among VitalStream Holdings, Inc., a Nevada corporation (“Holdings”), ________, Inc., a Nevada corporation (together with Holdings, the “Buying Parties”), EON Streams, Inc., a Tennessee corporation (the “Seller”), and you. Capitalized terms used, but not defined herein shall have the meaning set forth in the Escrow Agreement.

Pursuant to Section 6(a) of the Escrow Agreement, the undersigned hereby instruct you to deliver Escrow Shares to [Seller / Holdings].

VITALSTREAM HOLDINGS, INC.

By:
Name:
Title:

EON STREAMS, INC.

By:
Name:
Title:

EXHIBIT B

[ADDRESS]

[Date]

Notice of Final Decree

Ladies and Gentlemen:

Reference is made to the Escrow Agreement dated _____ __, 2006 (the “Escrow Agreement), among VitalStream Holdings, Inc., a Nevada corporation (“Holdings”), ________, Inc., a Nevada corporation (together with Holdings, the “Buying Parties”), EON Streams, Inc., a Tennessee corporation (the “Seller”), and you. Capitalized terms used, but not defined herein shall have the meaning set forth in the Escrow Agreement.

Pursuant to Sections 6(b) of the Escrow Agreement, the undersigned hereby instructs you to deliver Escrow Shares with a Market Value equal to $______ in accordance with the Final Decree (as defined in the Escrow Agreement), a certified copy of which is attached hereto.

VITALSTREAM HOLDINGS, INC.

By:
Name:
Title:

EON STREAMS, INC.

By:
Name:
Title:

[Attach certified copy of Final Decree]

EXHIBIT B

EXLUDED ASSETS

None

B-1

EXHIBIT C

SELLER FINANCIAL STATEMENTS

[See attached]

[to be filed in Form 8-K/A amendment]

C-1

EXHIBIT D

FINANCIAL STATEMENT CERTIFICATE

[See attached]

EON STREAMS, INC.

FINANCIAL STATEMENT CERTIFICATE

I, Susan Seagraves, in my capacity as Chief Financial Officer of EON Streams, Inc., a California corporation (the “Seller”), pursuant to Section 7(a) of that certain Asset Purchase Agreement dated as of May 19, 2006 (the "Agreement"), by and among Seller, VitalStream Holdings, Inc. and VitalStream Advertising Solutions, Inc., do hereby certify in the name of and on behalf of Seller that:

1.
Attached hereto are the following financial statements (collectively the “Final Financial Statements”): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2005 for Seller and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the three months ended March 31, 2006 for Seller and its Subsidiaries.

2.
The Final Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller and its Subsidiaries as of such dates and the results of operations of Seller and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Seller and its Subsidiaries (which books and records are correct and complete).

3.
The Final Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the Final Financial Statements.

4.
The Final Financial Statements, and this Certificate, are hereby incorporated by reference into the Agreement and shall be considered, for all purposes, to be representations and warranties of Seller and the Principal Stockholders under Section 4 of the Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

* * * * *

IN WITNESS WHEREOF, I have signed this Financial Statement Certificate this 19thday of May, 2006.

EON STREAMS, INC.

By:	/s/ Susan Seagraves
Susan Seagraves, Chief Financial Officer

EXHIBIT E

FORM OF EMPLOYMENT AGREEMENT

[See attached]

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 19, 2006 (the “Effective Date”), by and between VitalStream Advertising Solutions, Inc., a Nevada corporation (the “Company”), VitalStream Holdings, Inc. (“Parent”; together with the Company and all direct and indirect subsidiaries of Parent, the “Consolidated Company”) and Kevin Woods (the “Employee”).

RECITALS

A. The Company, Parent and EON Streams, Inc. (“EON”) are parties to that certain Asset Purchase Agreement dated May 19, 2006 (the “Purchase Agreement”), pursuant to which the Company is purchasing from EON substantially all of the assets of EON for the consideration set forth therein (the “Purchase”). Employee is a shareholder of EON and will be receiving a substantial economic benefit from the Purchase.

B. The going concern value of the assets being acquired by the Company in the Purchase would be diminished substantially if Employee were to compete with the Company or its affiliates.

C. The Company desires to hire Employee as an employee of the Company following the Purchase, and Employee desires to become an employee of the Company, all on the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement in the Purchase Agreement, the parties hereto agree as follows:

1. Employment; Location. The Company hereby agrees to employ Employee during the Term, and Employee hereby agrees to be employed by the Company during the Term, in Knox County in the State of Tennessee or in such other location as may be mutually agreed between Employee and the Company.

2. Term. The term (the “Term”) shall commence on the date first set forth above and shall continue, unless earlier terminated as herein provided, for a period of eighteen (18) months, subject to the option of the Company to unilaterally extend the Term for up to three (3) separate six-month (6-month) periods, with each such option to be exercised in writing within sixty (60) days of the expiration of the then-expiring period. If Employee’s employment with the Company continues beyond the Term, the terms of this Agreement, other than provisions that by their terms apply only during the Term, will continue to govern Employee’s employment with the Company. The “Term” shall terminate upon the termination of Employee’s employment with the Company in a manner permitted by this Agreement, provided that all covenants that by their terms survive termination of this Agreement, including the covenants set forth in Sections 7, 8 and 9 of this Agreement, shall survive termination of this Agreement indefinitely, unless an early termination provision is set forth therein.

3. Duties. Employee’s title shall be Director of Advertising Products of the Company. Employee’s duties shall include such duties specifically assigned or delegated to Employee by the Board of Directors of the Company or the Board of Directors of the Parent (either such Board of Directors, the “Board”) and such other duties as are typically performed by an employee with the same position as Employee. Employee acknowledges that the Board may change, increase or decrease Employee’s title, position and/or duties from time to time in its discretion without breach of this Agreement. Employee shall diligently execute his duties and shall devote his full time, skills and efforts to such duties during ordinary working hours. Employee shall faithfully adhere to, execute and fulfill all lawful policies established from time to time by the Company.

4. Compensation and Benefits. The Company shall pay Employee, and Employee accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

4.1 Base Salary. During the Term, the Company shall pay Employee an annual base salary of One Hundred Thousand Dollars ($100,000) per year, payable in equal installments at least monthly by the last day of each month or at more frequent intervals in accordance with the Company’s customary pay schedule. The Company may increase Employee’s base salary during the Term but shall retain the discretion to subsequently decrease Employee’s base salary to the level set forth herein. Following the Term, the Company may increase or decrease Employee’s base salary as it seems appropriate.

4.2 Stock Options. Subject to the terms and conditions of the VitalStream 2001 Stock Incentive Plan (as amended to date), the Company will grant to you an option to purchase 20,000 shares of Parent common stock at a price equal to the closing price of the stock on the grant date, ¼ of which shares will vest one year from the grant date, with 1/16 of the remaining shares vesting at the end of each quarter thereafter until fully vested, with an option term of 5 years.

4.3 Additional Benefits. Employee shall be eligible to participate in the Company’s employee benefit plans generally available to all employees, if an when such plans may be adopted, including, without limitation, bonus plans, pension or profit sharing plans, incentive stock plans, and those plans covering life, disability, health, and dental insurance in accordance with the rules for participation and eligibility established in the discretion of the Board for individual participation in any such plans as may be in effect from time to time; provided, nothing contained in this Agreement shall obligate the Company to formulate or continue any such plans.

4.4 Paid Time Off and Holidays. Employee shall be entitled to accrue, use and carryover paid time off in accordance with the Consolidated Company’s policy for each calendar year at full pay or such increased leave as may be allowed by the Board for members of management of the Company generally. In addition, Employee shall be entitled to other leave and holidays in accordance with the Consolidated Company's policy and governing law.

4.5 Deductions. The Company shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on compensation of Employee.

5. Business Expenses. The Company shall reimburse Employee for all approved, reasonable out-of-pocket entertainment and business expenses he incurs in fulfilling his duties hereunder, in accordance with the general policy of the Consolidated Company in effect from time to time, provided that Employee furnishes to the Company adequate records and other documentary evidence required by the general policy of the Company and all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal or state income tax returns of the Company.

6. Termination of Employee’s Employment.

6.1 Termination by Company. Notwithstanding any provision in this Agreement to the contrary, the Company may terminate Employee’s employment at any time during or following the Term, for any or no reason and with or without Cause (as defined below) or advance notice. The Company’s rights under this Section 6.1 may not be changed or modified (a) by any oral representation to the contrary, (b) by any practice or procedure followed by the Company, or (c) by any policy manual, employee handbook, or other document issued by the Company (other than an agreement described in the next sentence). Any such change or modification must be a written agreement signed by both Employee and the President or Chief Executive Officer of Parent that specifically revokes the right of the Company to terminate Employee’s employment at-will. No other officer or employee of any Consolidated Company has the power or authority, either verbally or in writing, to alter the termination-at-will relationship except as specifically set forth in this paragraph.

6.2 Termination by Employee. During the Term, the Employee may resign from employment with the Company or otherwise voluntarily terminate Employee’s employment with the Company only for Good Reason (as defined below), death or Disability (as defined below). Voluntary termination by the Employee of his employment during the Term for any other reason shall be a breach of this Agreement, for which the Company shall have available any and all remedies provided for in this Agreement or otherwise available at law or equity. Following the Term, the Employee may voluntarily terminate his Employment with the Company at any time, with or without Good Reason or notice. “Good Reason” shall mean (a) Employer's failure to cure, within 20 days of receiving written notice thereof, a material breach of any of the terms of this Agreement; and (b) a material adverse change in Employee's position with Employer that materially reduces his responsibilities, without Cause and without Employee's written consent.

6.3 Consequences of Termination by Company for Cause or by Employee for Good Reason. If Employee’s employment is terminated by the Company during the Term for Cause, by the Employee during the Term for Good Reason or by either party following the Term, not later than 30 days after the effective date of the termination (or earlier if required by law), all cash compensation described in this Agreement that was due through the effective date of the termination, but unpaid, shall be computed and paid to Employee by the Company. For purposes of this Agreement, the term “Cause” means (a) gross misconduct; (b) violation of a Consolidated Company policy which is materially detrimental to a Consolidated Company, its businesses, customers or employees; (c) material breach of this Agreement, including the failure to perform the duties as required by this Agreement; (d) material misrepresentation or fraud; (e) misappropriation, theft or embezzlement of a Consolidated Company’s property or assets; (f) misappropriation of a Consolidated Company’s trade secrets or confidential information; (g) conviction of or entry of a plea of nolo contendere to any felony or a crime of moral turpitude; (h) the use of illegal drugs at any time during the term of Employment or the consumption of alcohol to an extent which materially impairs Employee’s performance of his duties hereunder; (i) Employee’s death; or (j) Employee’s physical or mental disability (so that Employee is not able to perform the essential functions of his or her job position with or without reasonable accommodation) for any consecutive period exceeding twenty-six (26) weeks, as documented by a licensed physician.

6.4 By Company without Cause. If Employee’s employment is terminated by the Company during the Term without Cause, (a) not later than 30 days after the effective date of the termination (or earlier if required by law), all cash compensation described in this Agreement that was due through the effective date of the termination, but unpaid, shall be computed and paid to Employee by the Company; and (b) the Company shall, upon receipt of a written release from Employee in form and substance reasonably satisfactory to the Company with respect to all liabilities arising prior to and in connection with such termination (other than under outstanding options to purchase common stock and this Section), continue to pay in accordance with the Company’s standard payroll policies to or for the benefit of Employee or, if applicable, his heirs or estate, as their rights may be, an amount per-month equal to one hundred percent (100%) of any Employee’s monthly base-salary for a period that expires at the later of the end of the initial 18 months period of the Term following such termination or the end of any 6 months extension of the Term then in effect at the time of such termination.

6.5 Return of Company Property. Upon the termination or end of the employment of Employee with the Company, or at any time upon the request of the Company, Employee shall provide to the Company all property belonging to the Consolidated Company, including, but not limited to, keys, card passes, credit cards, electronic equipment, cellular telephones and any materials containing Confidential Information.

7. Covenant Not to Compete.

7.1 Covenant. Employee acknowledges that execution and delivery by Employee of this Agreement is a condition to closing of the obligations of Parent and the Company under the Purchase Agreement and that neither Parent nor the Company would have consummated the transactions contemplated by the Purchase Agreement but for Employee’s execution and delivery of this Agreement. In consideration of the Company’s employment of Employee, and the willingness of Parent and the Company to consummate the transactions contemplated by the Purchase Agreement, Employee hereby agrees that, while he is employed by the Company and during the Restrictive Period (as defined hereafter), Employee will not directly or indirectly compete (as defined in Section 7.2 below) with the Consolidated Company or their affiliates in any geographic area in which the Consolidated Company now does business or in which the Consolidated Company does business as of the effective date of the termination of the Employee’s employment. “Restrictive Period” means the period of time between the Effective Date and the later of (a) three years from the Effective Date, and (b) one year from the date of termination of Employee’s employment with the Company.

7.2 Direct and Indirect Competition. As used herein, the phrase “directly or indirectly compete” shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connecting with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any person or entity other than the Consolidated Company that is engaged in, or proposes to become engaged in, the Internet Streaming Business (as defined hereafter). “Internet Streaming Business” means the business of providing any of (a) digital broadcasting services over the Internet for any type of streaming media or related technology, (b) server management services or related technology, (c) web hosting services or related technology, (c) services or technology ancillary to any of (a), (b) or (c), such as services or technology for advertising insertion or trafficking, and (d) consulting services related to any of (a), (b) or (d).

7.3 Nonsolicitation. Employee hereby agrees that, during the Restrictive Period, he will not, directly or indirectly, through an affiliate or otherwise, for his account or the account of any other person, (a) solicit business substantially similar to the Internet Streaming Business from any person that at the time of termination is or was a customer of the Consolidated Company, whether or not he had personal contact with such person during and by reason of employment with the Consolidated Company; (b) in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Consolidated Company; or (c) materially and adversely interfere with the relationship between the Consolidated Company and any employee, contractor, supplier, customer or shareholder of the Consolidated Company.

7.4 Non-Disparagement. Employee hereby agrees that, during the Restricted Period, he shall not in any way, either directly or indirectly, disparage the Company or any Consolidated Company or any their respective managers, directors, officers, employees or agents.

7.5 Enforceability. If any of the provisions of this Section 7 are held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law. In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Section 11 below.

7.6 Jurisdiction. For the sole purpose of enforcement of the Company’s rights under this Section 7, the Company and Employee intend to and hereby confer jurisdiction to enforce the restrictions set forth in this Section 7 (the “Restrictions”) upon the courts of any jurisdiction within the geographical scope of the Restrictions. If the courts of any one or more of such jurisdictions hold the Restrictions unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the Company’s rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictions, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. In the event of any litigation between the parties under this Section 7, the court shall award reasonable attorneys fees to the prevailing party.

8. Confidential Information.

8.1 Definition. The term “Confidential Information” shall mean and include any information, including a formula, pattern, compilation, program, source code, device, method, technique, or process, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) that is the subject of efforts that are reasonable under the circumstance to maintain its secrecy. Information included in Confidential Information includes matters of a technical nature (including know-how, computer programs, software, patented and unpatented technology, source-code, accounting methods, and documentation), matters of a business nature (such as information about contract forms, costs, profits, employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above. Confidential Information includes all proprietary information and know-how of the Company, whether or not patented, related to the function, development, use, marketing, operation or modification of any process owned, developed or purchased by the Consolidated Company related to the Internet Streaming Business. Confidential Information also includes any such information developed by Employee for the Company while an employee of the Consolidated Company. “Confidential Information” does not include information that is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no act or omission by Employee or other person subject to the duty to keep such information confidential.

8.2 Nondisclosure and Non-Use of Confidential Information. Employee agrees that all files, records (including electronic or digitals records), documents, and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Consolidated Company, and Employee hereby agrees to promptly disclose such Confidential Information to the Consolidated Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Employee further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Employee’s employment with the Company for any reason, Employee shall promptly deliver to the Company all materials, documents, data, equipment, and other physical property of any nature containing or pertaining to any Confidential Information, and Employee shall not take from the Company’s premises any such material or equipment or any reproduction thereof without the written consent of the Company.

9. Inventions.

9.1 Disclosure of Inventions. Employee hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any “Employment Invention” (as defined in Section 9.3 below) during his employment by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Invention to the Company or to any person designated by it.

9.2 Ownership, Assignment, Assistance, and Power of Attorney. All Employment Inventions (as defined in Section 9.3 below) shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights, or other statutory or common law protection for such Employment Inventions in any country. Employee hereby assigns to the Company any rights which he has or may acquire in such Employment Inventions. Furthermore, Employee agrees to assist the Company in every reasonable way at the Company’s expense to obtain patents, copyrights, and other statutory common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, at the Company’s expense Employee agrees to execute all documents as the Company may reasonably desire for use in applying for and in obtaining or enforcing such patents, copyrights, and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Employee’s obligations under this Section 9 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Employee at a rate agreed upon by Employee and the Company pursuant to negotiations in good faith after such termination for the time which Employee actually spends at the Company’s request in rendering such assistance.

9.3 Employment Inventions. The definition of Employment Invention as used in this Section 9 is as follows:

““Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is or was:

(a) conceived, developed, reduced to practice, or created by the employee:

(i) within the scope of his employment;

(ii) on his employer's time; or

(iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by an employee for his employer;

(c) related to the industry or trade of the employer; or

(d) related to the current or demonstrably anticipated business, research, or development of the employer.

9.4 Exclusion of Prior Inventions. Exhibit A attached hereto is a complete list by Employee of all inventions which Employee has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to his employment with the Company or with EON and which he therefore desires to exclude from the operation of this Agreement, and any other inventions Employee wishes to exclude from the definition of “Employment Invention.” If no inventions are listed on this Exhibit A, Employee represents that he has made no such inventions at the time of signing this Agreement. The Company hereby acknowledges and agrees that, for all purposes of this Agreement, none of the inventions listed on Exhibit A shall be treated as Employment Inventions hereunder.

9.5 Inventions of Third Parties. Employee shall not disclose to the Company, use in the course of his employment, or incorporate into the Consolidated Company’s products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Consolidated Company has received authorization from such third party.

10. No Conflicts. Employee hereby represents that his performance of all the terms of this Agreement and his work as an employee of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

11. Equitable Remedies. Employee acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 7, 8, and 9 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Employee hereby agrees that in any such instance the Company shall be entitled to seek (without prior mediation or arbitration) injunctive or other equitable relief in any state or federal court within or without the State of Tennessee in addition to any other remedy to which it may be entitled. Employee hereby submits to the jurisdiction of any courts within Knox County in the State of Tennessee and agrees not to assert such venue is inconvenient.

12. Assignment. This Agreement is for the unique personal services of Employee and is not assignable or delegable in whole or in part by Employee without the consent of the Board. This Agreement may not be assigned or delegated in whole or in part by the Company without the written consent of the Employee; provided, however, this Agreement may be assigned by the Company without Employee’s prior written consent if such assignment is made to an entity acquiring substantially all of the business or assets of the Consolidated Company or to another subsidiary of Parent.

13. Waiver or Modification. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

14. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

15. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

16. Attorneys’ Fees. Should either Company or Employee default in any of the covenants contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing party shall pay all costs and expenses, including reasonable attorneys’ fees, that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by applicable law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

17. Confidentiality. Each of the parties acknowledges that Parent is a so-called “public company” obligated to file reports under the Securities Exchange Act of 1934, as amended, and as a result, the Company may be required to, and hereby has authorization to, file this Agreement or any amendment hereto with the Securities and Exchange Commission without requesting confidential treatment for any portion hereof.

18. Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile or other electronic transmission to the other party to the address or facsimile number set forth below or to such other address or facsimile number as either party may designate from time to time according to this provision. A notice delivered personally, by private courier or by facsimile or electronic transmission shall be effective upon receipt. A notice delivered by mail shall be effective on the third day after the day of mailing:

(a) If to Employee, at:          Kevin Woods
________________
________________

(b) If to the Company, at:        VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618
Facsimile No: (949) 453-8686
Attn: President

19. Disputes; Governing Law; Arbitration.

(a) Except as provided in Sections 7.5 and 11, any dispute concerning the interpretation or construction of this Agreement or Employee’s employment or service with the Company, shall be resolved by confidential mediation or binding arbitration in Knox County State of Tennessee. The parties shall first attempt mediation with a neutral mediator agreed upon by the parties. If mediation is unsuccessful or if the parties are unable to agree upon a mediator, the dispute shall be submitted to arbitration pursuant to the procedures of the American Arbitration Association (“AAA”) or other procedures agreed to by the parties. All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the parties from a list provided by AAA. The decision of the arbitrator shall be final and binding on all parties. The costs of mediation and arbitration shall be borne equally by the parties.

(b) This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Tennessee. To the extent this Agreement expressly permits any dispute to be resolved other than through arbitration or mediation and except as otherwise provided in Section 7.5, the exclusive venue for any such action shall be the state and federal courts located in Knox County, State of Tennessee, and the parties each hereby submit to the jurisdiction of such courts for purposes of this Agreement.

20. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, all of which taken together shall form a single Agreement. A facsimile copy of this Agreement or any counterpart thereto shall be valid as an original.

[signature page follows]

IN WITNESS WHEREOF, Employee has signed this Employment Agreement personally and each of Parent and the Company has caused this Agreement to be executed by its duly authorized representative.

PARENT:

VITALSTREAM HOLDINGS, INC., a Nevada corporation

By:	/s/ Jack Waterman
Jack Waterman, Chief Executive Officer

COMPANY:

VITALSTREAM ADVERTISING SOLUTIONS, INC., a Nevada corporation

By:	/s/ Philip Kaplan
Philip Kaplan, President

EMPLOYEE:

By:	/s/ Kevin Woods
Kevin Woods, an individual

Signature Page to Employment Agreement (Woods)

EXHIBIT A

PRIOR INVENTIONS

(a)  None

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May __, 2006 (the “Effective Date”), by and between VitalStream Advertising Solutions, Inc., a Nevada corporation (the “Company”), VitalStream Holdings, Inc. (“Parent”; together with the Company and all direct and indirect subsidiaries of Parent, the “Consolidated Company”) and Stephen Newman (the “Employee”).

RECITALS

A. The Company, Parent and EON Streams, Inc. (“EON”) are parties to that certain Asset Purchase Agreement dated May 19, 2006 (the “Purchase Agreement”), pursuant to which the Company is purchasing from EON substantially all of the assets of EON for the consideration set forth therein (the “Purchase”). Employee is a shareholder of EON and will be receiving a substantial economic benefit from the Purchase.

B. The going concern value of the assets being acquired by the Company in the Purchase would be diminished substantially if Employee were to compete with the Company or its affiliates.

C. The Company desires to hire Employee as an employee of the Company following the Purchase, and Employee desires to become an employee of the Company, all on the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement in the Purchase Agreement, the parties hereto agree as follows:

1. Employment; Location. The Company hereby agrees to employ Employee during the Term, and Employee hereby agrees to be employed by the Company during the Term, in Knox County in the State of Tennessee or in such other location as may be mutually agreed between Employee and the Company.

2. Term. The term (the “Term”) shall commence on the date first set forth above and shall continue, unless earlier terminated as herein provided, for a period of eighteen (18) months, subject to the option of the Company to unilaterally extend the Term for up to three (3) separate six-month (6-month) periods, with each such option to be exercised in writing within sixty (60) days of the expiration of the then-expiring period. If Employee’s employment with the Company continues beyond the Term, the terms of this Agreement, other than provisions that by their terms apply only during the Term, will continue to govern Employee’s employment with the Company. The “Term” shall terminate upon the termination of Employee’s employment with the Company in a manner permitted by this Agreement, provided that all covenants that by their terms survive termination of this Agreement, including the covenants set forth in Sections 7, 8 and 9 of this Agreement, shall survive termination of this Agreement indefinitely, unless an early termination provision is set forth therein.

3. Duties. Employee’s title shall be Executive Vice President - Advertising of the Company. Employee’s duties shall include such duties specifically assigned or delegated to Employee by the Board of Directors of the Company or the Board of Directors of the Parent (either such Board of Directors, the “Board”) and such other duties as are typically performed by an employee with the same position as Employee. Employee acknowledges that the Board may change, increase or decrease Employee’s title, position and/or duties from time to time in its discretion without breach of this Agreement. Employee shall diligently execute his duties and shall devote his full time, skills and efforts to such duties during ordinary working hours. Employee shall faithfully adhere to, execute and fulfill all lawful policies established from time to time by the Company.

4. Compensation and Benefits. The Company shall pay Employee, and Employee accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

4.1 Base Salary. During the Term, the Company shall pay Employee an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000) per year, payable in equal installments at least monthly by the last day of each month or at more frequent intervals in accordance with the Company’s customary pay schedule. The Company may increase Employee’s base salary during the Term but shall retain the discretion to subsequently decrease Employee’s base salary to the level set forth herein. Following the Term, the Company may increase or decrease Employee’s base salary as it seems appropriate.

4.2 Bonus. Employee shall be eligible for the Executive Bonus Plan applicable to senior management of the Consolidated Company generally, with the potential to earn an annual bonus that in the aggregate, based on 100% achievement of performance objectives, would equal 20% of Employee’s annual salary (or a pro rata amount if the performance objectives are set for a period of less than one year to coincide with the Consolidated Company’s regular cycle of paying bonuses after the end of its fiscal year). These objectives will include both individual and company performance targets set by the Board and discussed with you Employee annually.

4.3 Stock Options. Subject to the terms and conditions of the VitalStream 2001 Stock Incentive Plan (as amended to date), the company will grant to you an option to purchase 150,000 shares of Parent common stock at a price equal to the closing price of the stock on the grant date, ¼ of which shares will vest one year from the grant date, with 1/16 of the remaining shares vesting at the end of each quarter thereafter until fully vested, with an option term of 5 years.

4.4 Additional Benefits. Employee shall be eligible to participate in the Company’s employee benefit plans generally available to all employees, if an when such plans may be adopted, including, without limitation, bonus plans, pension or profit sharing plans, incentive stock plans, and those plans covering life, disability, health, and dental insurance in accordance with the rules for participation and eligibility established in the discretion of the Board for individual participation in any such plans as may be in effect from time to time; provided, nothing contained in this Agreement shall obligate the Company to formulate or continue any such plans.

4.5 Paid Time Off and Holidays. Employee shall be entitled to accrue, use and carryover paid time off in accordance with the Consolidated Company’s policy for each calendar year at full pay or such increased leave as may be allowed by the Board for members of management of the Company generally. In addition, Employee shall be entitled to other leave and holidays in accordance with the Consolidated Company's policy and governing law.

4.6 Deductions. The Company shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on compensation of Employee.

5. Business Expenses. The Company shall reimburse Employee for all approved, reasonable out-of-pocket entertainment and business expenses he incurs in fulfilling his duties hereunder, in accordance with the general policy of the Consolidated Company in effect from time to time, provided that Employee furnishes to the Company adequate records and other documentary evidence required by the general policy of the Company and all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal or state income tax returns of the Company.

6. Termination of Employee’s Employment.

6.1 Termination by Company. Notwithstanding any provision in this Agreement to the contrary, the Company may terminate Employee’s employment at any time during or following the Term, for any or no reason and with or without Cause (as defined below) or advance notice. The Company’s rights under this Section 6.1 may not be changed or modified (a) by any oral representation to the contrary, (b) by any practice or procedure followed by the Company, or (c) by any policy manual, employee handbook, or other document issued by the Company (other than an agreement described in the next sentence). Any such change or modification must be a written agreement signed by both Employee and the President or Chief Executive Officer of Parent that specifically revokes the right of the Company to terminate Employee’s employment at-will. No other officer or employee of any Consolidated Company has the power or authority, either verbally or in writing, to alter the termination-at-will relationship except as specifically set forth in this paragraph.

6.2 Termination by Employee. During the Term, the Employee may resign from employment with the Company or otherwise voluntarily terminate Employee’s employment with the Company only for Good Reason (as defined below), death or Disability (as defined below). Voluntary termination by the Employee of his employment during the Term for any other reason shall be a breach of this Agreement, for which the Company shall have available any and all remedies provided for in this Agreement or otherwise available at law or equity. Following the Term, the Employee may voluntarily terminate his Employment with the Company at any time, with or without Good Reason or notice. “Good Reason” shall mean (a) Employer's failure to cure, within 20 days of receiving written notice thereof, a material breach of any of the terms of this Agreement; and (b) a material adverse change in Employee's position with Employer that materially reduces his responsibilities, without Cause and without Employee's written consent.

6.3 Consequences of Termination by Company for Cause or by Employee for Good Reason. If Employee’s employment is terminated by the Company during the Term for Cause, by the Employee during the Term for Good Reason or by either party following the Term, not later than 30 days after the effective date of the termination (or earlier if required by law), all cash compensation described in this Agreement that was due through the effective date of the termination, but unpaid, shall be computed and paid to Employee by the Company. For purposes of this Agreement, the term “Cause” means (a) gross misconduct; (b) violation of a Consolidated Company policy which is materially detrimental to a Consolidated Company, its businesses, customers or employees; (c) material breach of this Agreement, including the failure to perform the duties as required by this Agreement; (d) material misrepresentation or fraud; (e) misappropriation, theft or embezzlement of a Consolidated Company’s property or assets; (f) misappropriation of a Consolidated Company’s trade secrets or confidential information; (g) conviction of or entry of a plea of nolo contendere to any felony or a crime of moral turpitude; (h) the use of illegal drugs at any time during the term of Employment or the consumption of alcohol to an extent which materially impairs Employee’s performance of his duties hereunder; (i) Employee’s death; or (j) Employee’s physical or mental disability (so that Employee is not able to perform the essential functions of his or her job position with or without reasonable accommodation) for any consecutive period exceeding twenty-six (26) weeks, as documented by a licensed physician.

6.4 By Company without Cause. If Employee’s employment is terminated by the Company during the Term without Cause, (a) not later than 30 days after the effective date of the termination (or earlier if required by law), all cash compensation described in this Agreement that was due through the effective date of the termination, but unpaid, shall be computed and paid to Employee by the Company; and (b) the Company shall, upon receipt of a written release from Employee in form and substance reasonably satisfactory to the Company with respect to all liabilities arising prior to and in connection with such termination (other than under outstanding options to purchase common stock and this Section), continue to pay in accordance with the Company’s standard payroll policies to or for the benefit of Employee or, if applicable, his heirs or estate, as their rights may be, an amount per-month equal to one hundred percent (100%) of any Employee’s monthly base-salary for a period that expires at the later of the end of the initial 18 months period of the Term following such termination or the end of any 6 months extension of the Term then in effect at the time of such termination.

6.5 Return of Company Property. Upon the termination or end of the employment of Employee with the Company, or at any time upon the request of the Company, Employee shall provide to the Company all property belonging to the Consolidated Company, including, but not limited to, keys, card passes, credit cards, electronic equipment, cellular telephones and any materials containing Confidential Information.

7. Covenant Not to Compete.

7.1 Covenant. Employee acknowledges that execution and delivery by Employee of this Agreement is a condition to closing of the obligations of Parent and the Company under the Purchase Agreement and that neither Parent nor the Company would have consummated the transactions contemplated by the Purchase Agreement but for Employee’s execution and delivery of this Agreement. In consideration of the Company’s employment of Employee, and the willingness of Parent and the Company to consummate the transactions contemplated by the Purchase Agreement, Employee hereby agrees that, while he is employed by the Company and during the Restrictive Period (as defined hereafter), Employee will not directly or indirectly compete (as defined in Section 7.2 below) with the Consolidated Company or their affiliates in any geographic area in which the Consolidated Company now does business or in which the Consolidated Company does business as of the effective date of the termination of the Employee’s employment. “Restrictive Period” means the period of time between the Effective Date and the later of (a) three years from the Effective Date, and (b) one year from the date of termination of Employee’s employment with the Company.

7.2 Direct and Indirect Competition. As used herein, the phrase “directly or indirectly compete” shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connecting with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any person or entity other than the Consolidated Company that is engaged in, or proposes to become engaged in, the Internet Streaming Business (as defined hereafter). “Internet Streaming Business” means the business of providing any of (a) digital broadcasting services over the Internet for any type of streaming media or related technology, (b) server management services or related technology, (c) web hosting services or related technology, (c) services or technology ancillary to any of (a), (b) or (c), such as services or technology for advertising insertion or trafficking, and (d) consulting services related to any of (a), (b) or (d).

7.3 Nonsolicitation. Employee hereby agrees that, during the Restrictive Period, he will not, directly or indirectly, through an affiliate or otherwise, for his account or the account of any other person, (a) solicit business substantially similar to the Internet Streaming Business from any person that at the time of termination is or was a customer of the Consolidated Company, whether or not he had personal contact with such person during and by reason of employment with the Consolidated Company; (b) in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Consolidated Company; or (c) materially and adversely interfere with the relationship between the Consolidated Company and any employee, contractor, supplier, customer or shareholder of the Consolidated Company.

7.4 Non-Disparagement. Employee hereby agrees that, during the Restricted Period, he shall not in any way, either directly or indirectly, disparage the Company or any Consolidated Company or any their respective managers, directors, officers, employees or agents.

7.5 Enforceability. If any of the provisions of this Section 7 are held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law. In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Section 11 below.

7.6 Jurisdiction. For the sole purpose of enforcement of the Company’s rights under this Section 7, the Company and Employee intend to and hereby confer jurisdiction to enforce the restrictions set forth in this Section 7 (the “Restrictions”) upon the courts of any jurisdiction within the geographical scope of the Restrictions. If the courts of any one or more of such jurisdictions hold the Restrictions unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the Company’s rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictions, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. In the event of any litigation between the parties under this Section 7, the court shall award reasonable attorneys fees to the prevailing party.

8. Confidential Information.

8.1 Definition. The term “Confidential Information” shall mean and include any information, including a formula, pattern, compilation, program, source code, device, method, technique, or process, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) that is the subject of efforts that are reasonable under the circumstance to maintain its secrecy. Information included in Confidential Information includes matters of a technical nature (including know-how, computer programs, software, patented and unpatented technology, source-code, accounting methods, and documentation), matters of a business nature (such as information about contract forms, costs, profits, employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above. Confidential Information includes all proprietary information and know-how of the Company, whether or not patented, related to the function, development, use, marketing, operation or modification of any process owned, developed or purchased by the Consolidated Company related to the Internet Streaming Business. Confidential Information also includes any such information developed by Employee for the Company while an employee of the Consolidated Company. “Confidential Information” does not include information that is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no act or omission by Employee or other person subject to the duty to keep such information confidential.

8.2 Nondisclosure and Non-Use of Confidential Information. Employee agrees that all files, records (including electronic or digitals records), documents, and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Consolidated Company, and Employee hereby agrees to promptly disclose such Confidential Information to the Consolidated Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Employee further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Employee’s employment with the Company for any reason, Employee shall promptly deliver to the Company all materials, documents, data, equipment, and other physical property of any nature containing or pertaining to any Confidential Information, and Employee shall not take from the Company’s premises any such material or equipment or any reproduction thereof without the written consent of the Company.

9. Inventions.

9.1 Disclosure of Inventions. Employee hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any “Employment Invention” (as defined in Section 9.3 below) during his employment by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Invention to the Company or to any person designated by it.

9.2 Ownership, Assignment, Assistance, and Power of Attorney. All Employment Inventions (as defined in Section 9.3 below) shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights, or other statutory or common law protection for such Employment Inventions in any country. Employee hereby assigns to the Company any rights which he has or may acquire in such Employment Inventions. Furthermore, Employee agrees to assist the Company in every reasonable way at the Company’s expense to obtain patents, copyrights, and other statutory common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, at the Company’s expense Employee agrees to execute all documents as the Company may reasonably desire for use in applying for and in obtaining or enforcing such patents, copyrights, and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Employee’s obligations under this Section 9 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Employee at a rate agreed upon by Employee and the Company pursuant to negotiations in good faith after such termination for the time which Employee actually spends at the Company’s request in rendering such assistance.

9.3 Employment Inventions. The definition of Employment Invention as used in this Section 9 is as follows:

““Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is or was:

(a) conceived, developed, reduced to practice, or created by the employee:

(i) within the scope of his employment;

(ii) on his employer's time; or

(iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by an employee for his employer;

(c) related to the industry or trade of the employer; or

(d) related to the current or demonstrably anticipated business, research, or development of the employer.

9.4 Exclusion of Prior Inventions. Exhibit A attached hereto is a complete list by Employee of all inventions which Employee has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to his employment with the Company or with EON and which he therefore desires to exclude from the operation of this Agreement, and any other inventions Employee wishes to exclude from the definition of “Employment Invention.” If no inventions are listed on this Exhibit A, Employee represents that he has made no such inventions at the time of signing this Agreement. The Company hereby acknowledges and agrees that, for all purposes of this Agreement, none of the inventions listed on Exhibit A shall be treated as Employment Inventions hereunder.

9.5 Inventions of Third Parties. Employee shall not disclose to the Company, use in the course of his employment, or incorporate into the Consolidated Company’s products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Consolidated Company has received authorization from such third party.

10. No Conflicts. Employee hereby represents that his performance of all the terms of this Agreement and his work as an employee of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

11. Equitable Remedies. Employee acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 7, 8, and 9 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Employee hereby agrees that in any such instance the Company shall be entitled to seek (without prior mediation or arbitration) injunctive or other equitable relief in any state or federal court within or without the State of Tennessee in addition to any other remedy to which it may be entitled. Employee hereby submits to the jurisdiction of any courts within Knox County in the State of Tennessee and agrees not to assert such venue is inconvenient.

12. Assignment. This Agreement is for the unique personal services of Employee and is not assignable or delegable in whole or in part by Employee without the consent of the Board. This Agreement may not be assigned or delegated in whole or in part by the Company without the written consent of the Employee; provided, however, this Agreement may be assigned by the Company without Employee’s prior written consent if such assignment is made to an entity acquiring substantially all of the business or assets of the Consolidated Company or to another subsidiary of Parent.

13. Waiver or Modification. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

14. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

15. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

16. Attorneys’ Fees. Should either Company or Employee default in any of the covenants contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing party shall pay all costs and expenses, including reasonable attorneys’ fees, that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by applicable law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

17. Confidentiality. Each of the parties acknowledges that Parent is a so-called “public company” obligated to file reports under the Securities Exchange Act of 1934, as amended, and as a result, the Company may be required to, and hereby has authorization to, file this Agreement or any amendment hereto with the Securities and Exchange Commission without requesting confidential treatment for any portion hereof.

18. Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile or other electronic transmission to the other party to the address or facsimile number set forth below or to such other address or facsimile number as either party may designate from time to time according to this provision. A notice delivered personally, by private courier or by facsimile or electronic transmission shall be effective upon receipt. A notice delivered by mail shall be effective on the third day after the day of mailing:

(a) If to Employee, at:          Stephen Newman
________________
________________

(b) If to the Company, at:        VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618
Facsimile No: (949) 453-8686
Attn: President

19. Disputes; Governing Law; Arbitration.

(a) Except as provided in Sections 7.5 and 11, any dispute concerning the interpretation or construction of this Agreement or Employee’s employment or service with the Company, shall be resolved by confidential mediation or binding arbitration in Knox County State of Tennessee. The parties shall first attempt mediation with a neutral mediator agreed upon by the parties. If mediation is unsuccessful or if the parties are unable to agree upon a mediator, the dispute shall be submitted to arbitration pursuant to the procedures of the American Arbitration Association (“AAA”) or other procedures agreed to by the parties. All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the parties from a list provided by AAA. The decision of the arbitrator shall be final and binding on all parties. The costs of mediation and arbitration shall be borne equally by the parties.

(b) This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Tennessee. To the extent this Agreement expressly permits any dispute to be resolved other than through arbitration or mediation and except as otherwise provided in Section 7.5, the exclusive venue for any such action shall be the state and federal courts located in Knox County, State of Tennessee, and the parties each hereby submit to the jurisdiction of such courts for purposes of this Agreement.

20. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, all of which taken together shall form a single Agreement. A facsimile copy of this Agreement or any counterpart thereto shall be valid as an original.

[signature page follows]

IN WITNESS WHEREOF, Employee has signed this Employment Agreement personally and each of Parent and the Company has caused this Agreement to be executed by its duly authorized representative.

PARENT:

VITALSTREAM HOLDINGS, INC., a Nevada corporation

By:	/s/ Jack Waterman
Jack Waterman, Chief Executive Officer

COMPANY:

VITALSTREAM ADVERTISING SOLUTIONS, INC., a Nevada corporation

By:	/s/ Philip Kaplan
Philip Kaplan, President

EMPLOYEE:

By:	/s/ Steven Newman
Stephen Newman , an individual

Signature Page to Employment Agreement (Newman)

EXHIBIT A

PRIOR INVENTIONS

(b)  None

EXHIBIT F

BILL OF SALE

[See attached]

F-1

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is executed as of May 19, 2006 by EON Streams, Inc., a Tennessee corporation (“Seller”), in favor of VitalStream Advertising Solutions, Inc., a Nevada corporation (“Buyer”). Each capitalized term used but not defined herein shall have the meaning ascribed thereto under that certain Asset Purchase Agreement dated as of May 19, 2006 to which Buyer and Seller are parties (the “Purchase Agreement”).

1. Assignment of Assets. Seller, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, hereby assigns, transfers, sets over and delivers to Buyer all right, title and interest in and to the Acquired Assets.

2. Further Assurances. Seller hereby agrees that it will, at the reasonable request and expense of Buyer, execute and deliver and will cause to be executed and delivered, such further instruments of assignment, transfer and conveyance as may be required to more effectively assign, transfer, set over, deliver to, and vest in, Buyer, its successors and assigns, title to and possession of the Acquired Assets.

3. Binding Effect. This Bill of Sale shall be binding upon and inure to the benefit of Seller and Buyer and their respective heirs, executors, administrators, successors and assigns.

4. No Modification. This Bill of Sale is made pursuant to the terms of the Purchase Agreement and does not create any additional obligations, covenants, representations and warranties or alter or amend any of the obligations, covenants, representations and warranties contained in the Purchase Agreement. The provisions of the Purchase Agreement shall survive the execution and delivery of this Bill of Sale. In the event of any inconsistency between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control.

5. Construction. The headings of the sections and subsections of this Bill of Sale are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Bill of Sale or the intent of any section or subsection.

6. Facsimile. A facsimile copy of this Bill of Sale shall be valid as an original.

7.  Choice of Law. This Bill of Sale shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

IN WITNESS WHEREOF, the undersigned executes this Bill of Sale as of the date first written above.

“SELLER”

EON STREAMS, INC., a Tennessee corporation

By:	/s/ Stephen Newman
Stephen Newman, President

F-2

EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF ACQUIRED CONTRACTS

[See attached]

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is entered into as of the 19th day of May, 2006, between EON Streams, Inc., a Tennessee corporation (“Assignor”), and ________, Inc., a Nevada corporation (“Assignee”). All capitalized terms not otherwise specifically defined herein shall have the meanings set forth in that certain Asset Purchase Agreement dated as of May 19, 2006, to which Assignor and Assignee are parties (the “Agreement”).

WHEREAS, pursuant to the Agreement, Assignor has agreed to assign to Assignee and Assignee has agreed to accept assignment of certain obligations under the Acquired Contracts, including without limitation those identified on Exhibit A attached hereto and incorporated by this reference; and

WHEREAS, Assignor desires to assign all of its right, title and interest in and to the Acquired Contracts to Assignee, and Assignee desires to assume the obligations of Assignor under the Acquired Contracts as set forth below.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Assignor hereby assigns and transfers to Assignee all of its right, title and interest in, to and under the Acquired Contracts.

2. Acceptance of Assignment. Assignee hereby accepts the assignment of the Acquired Contracts, and agrees to assume and perform, to the extent set forth in the Agreement, all liabilities and obligations of Assignor under the Acquired Contracts arising on or after the Closing other than as a result of breach or non-performance of the Assignor.

3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

4. No Modification. This Assignment is made pursuant to the terms of the Agreement and does not create any additional obligations, covenants, representations and warranties or alter or amend any of the obligations, covenants, representations and warranties contained in the Agreement. The provisions of the Agreement shall survive the execution and delivery of this Assignment. In the event of any inconsistency between this Assignment and the Agreement, the Agreement shall control.

5. Construction. The headings of the sections and subsections of this Assignment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Assignment or of the intent of any section or subsection.

6. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile copy of this Assignment or any counterpart hereto shall be valid as an original.

7.  Choice of Law. This Assignment shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts as of the date first set forth above.

“ASSIGNOR”

EON Streams, Inc., a Tennessee corporation

By:	/s/ Stephen Newman
Stephen Newman, President

“ASSIGNEE”

VitalStream Advertising Solutions, Inc., a Nevada corporation

By:	/s/ Philip Kaplan
Philip Kaplan, President

Signature Page to Assignment and Assumption of Contracts

Exhibit A

Contracts

[This Exhibit shall be Section 4(p) of the Seller Disclosure Schedule.]

EXHIBIT H

ASSIGNMENT OF INTELLECTUAL PROPERTY

[See attached]

H-1

ASSIGNMENT OF INTELLECTUAL PROPERTY

THIS ASSIGNMENT OF INTELLECTUAL PROPERTY (this “Assignment”) is entered into as of the 19th day of May, 2006, by EON Streams, Inc., a Tennessee corporation (“Assignor”), in favor of VitalStream Advertising Solutions, Inc., a Nevada corporation (“Assignee”). All capitalized terms not otherwise specifically defined herein shall have the meanings set forth in that certain Asset Purchase Agreement dated as of the 19th day of May, 2006, to which Assignor and Assignee are parties (the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee the Intellectual Property of Assignor; and

WHEREAS, Assignor desires to assign all right, title and interest in and to the Intellectual Property of Assignor to Assignee.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby agrees with Assignee as follows:

1. Assignment. Assignor hereby assigns and transfers to Assignee all right, title and interest of Assignor in, to and under any Intellectual Property.

2. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

3. No Modification. This Assignment is made pursuant to the terms of the Purchase Agreement and does not create any additional obligations, covenants, representations and warranties or alter or amend any of the obligations, covenants, representations and warranties contained in the Purchase Agreement. The provisions of the Purchase Agreement shall survive the execution and delivery of this Assignment. In the event of any inconsistency between this Assignment and the Purchase Agreement, the Purchase Agreement shall control.

4. Construction. The headings of the sections and subsections of this Assignment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Assignment or of the intent of any section or subsection.

5. Choice of Law. This Assignment shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed as of the date first set forth above.

ASSIGNOR:

EON Streams, Inc., a Tennessee corporation

By:	/s/ Stephen Newman
Stephen Newman, President

H-2

EXHIBIT I

ASSIGNMENT OF PATENTS

[See attached]

I-1

EXHIBIT J

OPINION OF SELLER’S COUNSEL

[See attached]

PATENT ASSIGNMENT

This Patent Assignment Agreement (the “Agreement”) is entered into as effective as of the 19th day of May, 2006 (the “Effective Date”).

In consideration of good and valuable consideration paid to the undersigned and pursuant to the Asset Purchase Agreement by and among VitalStream Holdings, Inc., VitalStream Advertising Solutions, Inc., and EON Streams, Inc., dated May 19, 2006 and incorporated herein by reference, EON Streams, Inc. (hereinafter referred to as “Assignor”), having a place of business located at 505 Market Street, Knoxville, Tennessee 37902, hereby sells and assigns to VitalStreams Advertising Solutions, Inc., a Nevada corporation (hereinafter referred to as “Assignee”), having a place of business located at One Jenner, Suite 100, Irvine, California 92618, its entire right, title and interest, including the right to sue for past infringement and to collect for all past, present and future damages, in the United States of America (as defined in 35 U.S.C. ' 100) and throughout the world,

(a) in the inventions known as: (i) “Method for Scheduling of Broadcast Events” (Patent Application Serial #11/193,518) for which an application for a patent in the United States of America was filed on July 29, 2005, and (ii) “Software and Method for Demographic Analysis” (Patent Application Serial #60/671,706) for which an application for a patent in the United States of America was filed on April 15, 2005, in any and all applications thereon, in any and all Letters Patent(s) therefor, and

(b) in any and all applications that claim the benefit of the patent applications listed above in part (a), including non-provisional applications, continuing (continuation, divisional, or continuation-in-part) applications, reissues, extensions, renewals and reexaminations of the patent application or Letters Patent therefor listed above in part (a), to the full extent of the term or terms for which Letters Patents issue, and

(c) in any and all inventions described in the patent applications listed above in part (a), and in any and all forms of intellectual and industrial property protection derivable from such patent applications, and that are derivable from any and all continuing applications, reissues, extensions, renewals and reexaminations of such patent applications, including, without limitation, patents, applications, utility models, inventor=s certificates, and designs together with the right to file applications therefor; and including the right to claim the same priority rights from any previously filed applications under the International Agreement for the Protection of Industrial Property, or any other international agreement, or the domestic laws of the country in which any such application is filed, as may be applicable;

all such rights, title and interest to be held and enjoyed by the above-named Assignee, his successors, legal representatives and assigns to the same extent as all such rights, title and interest would have been held and enjoyed by the Assignor had this assignment and sale not been made.

Assignor represents and warrants that it holds all right and title to the foregoing based on assignments to Assignor by the inventors of the above-referenced patent applications, Kevin Travis Woods of Knoxville, Tennessee and Matthew Cody Lambert of Knoxville, Tennessee, dated May 18, 2006 and incorporated herein by reference.

The undersigned Assignor agrees to execute all papers necessary in connection with the application(s) and any non-provisional, continuing (continuation, divisional, or continuation-in-part), reissue, reexamination or corresponding application(s) thereof and also to execute separate assignments in connection with such application(s) as the Assignee may deem necessary or expedient.

The undersigned Assignor hereby represents that it has full right to convey the entire interest herein assigned, and that he has not executed, and will not execute, any agreement in conflict therewith.

The undersigned Assignor hereby grants Parr Waddoups Brown Gee & Loveless, 185 South State Street, Suite 1300, Salt Lake City, Utah 84111, power to insert in this assignment any further identification that may be necessary or desirable in order to comply with the rules of the United States Patent and Trademark Office for recordation of this document.

IN WITNESS WHEREOF, executed by the undersigned Assignor on the date opposite its name.

EON STREAMS, INC.

By:	/s/ Stephen Newman
Stephen Newman, President

State of _____ )
: ss.
County of ________ )

Before me personally appeared said Stephen Newman, President of EON Streams, Inc., and acknowledged the foregoing instrument to be his free act and deed this ___ day of May, 2006.

(Seal)

_____________________________
Notary Public
My commission expires:
____________

EXHIBIT K

PROJECTED BALANCE SHEET

[See attached]

K-1